EXHIBIT 10.11

EXECUTION VERSION

FINANCING AGREEMENT

Dated as of December 31, 2012

by and among

CHRISTALS ACQUISITION, LLC,

as Parent,

PEEKAY ACQUISITION, LLC,

and

EACH OF ITS SUBSIDIARIES LISTED AS A

BORROWER ON THE SIGNATURE PAGES HERETO,

as Borrowers,

EACH OF PARENT'S SUBSIDIARIES LISTED AS A

GUARANTOR ON THE SIGNATURE PAGES HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

CORTLAND CAPITAL MARKET SERVICES LLC,

as Collateral Agent and Administrative Agent

and

CB AGENCY SERVICES, LLC

as Origination Agent

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SCHEDULE AND EXHIBITS

Schedule 1.01(a)	Lenders and Lenders' Commitments

Schedule 1.01(b)	Transaction Documents

Schedule 3.02	Leverage Ratio

Schedule 6.01(e)	Capitalization; Subsidiaries

Schedule 6.01(f)	Litigation; Commercial Tort Claims

Schedule 6.01(o)	Real Property

Schedule 6.01(q)	Operating Lease Obligations

Schedule 6.01(r)	Insurance

Schedule 6.01(u)	Bank Accounts

Schedule 6.01(v)	Intellectual Property

Schedule 6.01(w)	Material Contracts

Schedule 6.01(aa)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN

Schedule 6.01(dd)	Credit Card Agreements

Schedule 6.01(ee)	Location of Collateral

Schedule 7.02(a)	Existing Liens

Schedule 7.02(b)	Existing Indebtedness

Schedule 7.02(e)	Existing Investments

Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries

Schedule 8.01	Cash Management Accounts

Exhibit A	Form of Joinder Agreement

Exhibit B	Form of Security Agreement

Exhibit C	Form of Notice of Borrowing

Exhibit D	Form of Assignment and Acceptance

Exhibit E	Form of Landlord Waiver

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FINANCING AGREEMENT

Financing Agreement, dated as of December 31, 2012, by and among Christals Acquisition, LLC, a Delaware limited liability company (the "Parent"), Peekay Acquisition, LLC, a Delaware limited liability company ("Peekay Acquisition), the subsidiaries of Peekay Acquisition listed as Borrowers on the signature pages hereto (together with Peekay Acquisition, each a "Borrower" and collectively, the "Borrowers"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto (together with the Parent and each other Person that executes a joinder agreement and becomes a "Guarantor" hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party hereto (as such, each a "Lender" and collectively, the "Lenders"), Cortland Capital Market Services LLC, as collateral agent for the Lenders (in such capacity, together with its successors and permitted assigns, the "Collateral Agent"), and as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns, the "Administrative Agent"), and CB Agency Services, LLC, as origination agent for the Lenders (in such capacity, together with its successors and permitted assigns, the "Origination Agent" and together with the Collateral Agent and the Administrative Agent, each an "Agent" and collectively, the "Agents").

RECITALS

The Borrowers have asked the Lenders to make term loans to the Borrowers initially in the aggregate principal amount of $38,215,938.95, consisting of (a) a tranche A term loan in the aggregate principal amount of $27,000,000.00 and (b) a tranche B term loan in the aggregate principal amount of $11,215,938.95. The proceeds of the loans shall be used (i) by Peekay Acquisition (A) to make a loan to the Parent, which will use such proceeds to repay certain existing indebtedness, and (B) to finance a portion of the purchase price payable by Peekay SPA, LLC for the purchase of the issued and outstanding shares of stock of Peekay, Inc. and ConRev, Inc., each a Washington corporation (the “Acquisition (Peekay)”), and (ii) by the Borrowers (A) to fund working capital of Peekay Acquisition and its subsidiaries and (B) to pay fees and expenses related to this Agreement and the Acquisition (Peekay). The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

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"Account Debtor" means each debtor, customer or obligor (including any Credit Card Issuer or Credit Card Processor) obligated on or in connection with any Account Receivable owing to any Loan Party.

"Account Receivable" means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, claims, general intangibles (including all Credit Card Receivables and all rights to payment, including those arising in connection with bank and non-bank credit cards) and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

"Acquisition" means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets (or any division or business line) of any Person.

"Acquisition Agreements" means the Acquisition Agreement (Christals), the Acquisition Agreement (Peekay) and any other equity purchase agreement, merger agreement, asset purchase agreement or other similar agreement governing a Permitted Acquisition.

"Acquisition Agreement (Christals)" means the Purchase Agreement, dated as of October 9, 2012, by and among (a) the Parent, as buyer, (b) Retail Services L.L.C., a Colorado limited liability company, as seller, and (c) Gary Zebrowski, Ross Jackson and Gary A. Zebrowski, Living Trust, as selling members, as in effect on the date hereof.

"Acquisition Agreement (Peekay)" means the Amended and Restated Common Stock Purchase Agreement, dated as of October 17, 2012, as amended and restated as of December 31, 2012, by and among (a) Peekay SPA, LLC, as buyer, (b) Peekay, Inc., a Washington corporation, and ConRev, Inc., a Washington corporation, as targets, and (c) Kris Butt, Brian Barnett and Rick Barnett, as sellers, as in effect on the date hereof.

"Acquisition Assets (Christals)" means (a) all of the property and assets (tangible and intangible) purportedly sold by Retail Services L.L.C. to Christals Acquisition pursuant to the Acquisition Agreement (Christals) and (b) all of the membership interests in the Christals Subsidiaries purportedly sold by Retail Services L.L.C. to Christals Acquisition pursuant to the Acquisition Agreement (Christals).

"Acquisition Assets (Peekay)" means all of the issued and outstanding equity of the Peekay Subsidiaries purportedly sold by Kris Butt, Brian Barnett and Rick Barnett to Peekay SPA, LLC pursuant to the Acquisition Agreement (Peekay).

"Acquisition Documents" means the Acquisition Documents (Christals), the Acquisition Documents (Peekay) and all other agreements, instruments and other documents related to other Permitted Acquisitions or entered into by a Seller or any of its Affiliates and a Loan Party or any of its Affiliates in connection with such Acquisition, including, without limitation, all schedules, exhibits and annexes to each of the foregoing but excluding the Harvest Debt Documents.

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"Acquisition Documents (Christals)" means the Acquisition Agreement (Christals) and all other agreements, instruments and other documents related thereto or entered into by a Seller or any of its Affiliates and a Loan Party or any of its Affiliates in connection with such Acquisition, including, without limitation, all schedules, exhibits and annexes to each of the foregoing but excluding the Harvest Debt Documents.

"Acquisition Documents (Peekay)" means the Acquisition Agreement (Peekay) and all other agreements, instruments and other documents related thereto or entered into by a Seller or any of its Affiliates and a Loan Party or any of its Affiliates in connection with such Acquisition, including, without limitation, all schedules, exhibits and annexes to each of the foregoing.

"Acquisition (Peekay)" has the meaning specified in the recitals hereto.

"Acquisition Purchase Price" means, with respect to any Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Equity Interests of any Loan Party or any of its Subsidiaries issued in connection with such Acquisition), paid or delivered by a Loan Party or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, royalty payments, payments allocated towards non-compete covenants, payments to principals for consulting services or other similar payments, but in any case excluding commercially reasonable employee compensation and commercially reasonable payments to principals for consulting services or other similar commercially reasonable payments) in connection with such Acquisition, plus (b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Parent and its Subsidiaries immediately after giving effect to such Acquisition, plus (c) the aggregate amount of all transaction fees, costs and expenses incurred by the Parent or any of its Subsidiaries in connection with such Acquisition.

"Action" has the meaning specified therefor in Section 12.12.

"Additional Amount" has the meaning specified therefor in Section 2.08(a).

"Administrative Agent" has the meaning specified therefor in the preamble hereto.

"Administrative Agent's Account" means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

"Administrative Borrower" has the meaning specified therefor in Section 12.16.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.

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"Agent" means the Administrative Agent, the Collateral Agent and the Term A Agent.

"Agreement" means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

"Anti-Terrorism Laws" means any laws of the United States of America relating to terrorism or money laundering, including, without limitation, (i) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (ii) the Bank Secrecy Act, as amended by the USA PATRIOT Act, (iii) the Laws, regulations and Executive Orders administered by the United States Department of the Treasury's Office of Foreign Assets Control ("OFAC"), (iv) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (v) any Law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (vi) any similar Laws enacted in the United States or any other jurisdictions in which the parties to this agreement operate, as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

"Applicable Prepayment Premium" means, as of any date of determination, an amount equal to:

(a) for Term A Loans, (i) during the period of time from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date, an amount equal to 6% times the aggregate principal amount of any prepayment of the Term A Loans on such date, (ii) during the period of time after the date that is the first anniversary of the Effective Date up to and including the date that is the second anniversary of the Effective Date, an amount equal to 2% times the aggregate principal amount of any prepayment of the Term A Loans on such date, and (iii) thereafter, zero, and

(b) for Term B Loans, (i) during the period of time from and after the Effective Date up to and including the date that is the first anniversary of the Effective Date, an amount equal to 6% times the aggregate principal amount of any prepayment of the Term B Loans on such date, (ii) during the period of time after the date that is the first anniversary of the Effective Date up to and including the date that is the second anniversary of the Effective Date, an amount equal to 2% times the aggregate principal amount of any prepayment of the Term B Loans on such date, and (iii) thereafter, zero.

"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee, and delivered to the Administrative Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit D hereto or otherwise in a form reasonably acceptable to the Origination Agent .

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"Authorized Officer" means, with respect to any Person, any of the chief executive officer, chief financial officer, treasurer, president or executive vice president of such Person or any other officer duly authorized to act on behalf of or represent such Person.

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute, as applicable.

"Blocked Person" has the meaning assigned to such term in Section 6.01(jj).

"Board" means the Board of Governors of the Federal Reserve System of the United States.

"Board of Directors" means, (a) with respect to any corporation or company, the board of directors of the corporation or company or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

"Borrower" has the meaning specified therefor in the preamble hereto.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

"Capital Expenditures" means, with respect to any Person for any period, the sum of the aggregate of (a) all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on its balance sheet and (b) other capital expenditures of such Person and its Subsidiaries, whether such expenditures are paid in cash or financed, including all Capitalized Lease Obligations and synthetic lease obligations that are paid or due and payable during such period.

"Capitalized Lease" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person (subject to the last sentence of Section 1.04 (a).

"Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof, and (b) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000.

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"Cash Management Accounts" means the bank accounts of each Loan Party listed on Schedule 8.01 maintained at one or more Cash Management Banks.

"Cash Management Agreement" means a deposit account control agreement, in form and substance reasonably acceptable to the Origination Agent and the Collateral Agent, each of which is among the Collateral Agent, the applicable Loan Party, other Persons party thereto and one of the Cash Management Banks.

"Cash Management Bank" has the meaning specified therefor in Section 8.01(a).

"Change in Law" has the meaning specified therefor in Section 4.05(a).

"Change of Control" means each occurrence of any of the following:

(a) Sponsor ceases to own, directly or indirectly, at least 80% of the Equity Interests of Parent owned by Sponsor as of the Effective Date;

(b) the acquisition, directly or indirectly, by (i) any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than a Permitted Holder acquires direct or indirect beneficial ownership of more than 35% of the aggregate outstanding voting or economic power of the Equity Interests of the Parent and (ii) the Sponsor ceases to have, directly or indirectly, the power to appoint a majority of the board of managers of the Parent;

(c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (or its direct or indirect ultimate parent holding company) (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent (or its direct or indirect ultimate parent holding company) was approved by a vote of at least a majority the directors of the Parent (or its direct or indirect ultimate parent holding company) then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Parent (or its direct or indirect ultimate parent holding company);

(d) the Parent shall cease to have, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party and each of its Subsidiaries (other than in connection with any transaction permitted pursuant to Section 7.02(c)(i)), free and clear of all Liens (other than Permitted Liens);

(e) the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of or shall cease to own directly 100% of the aggregate voting or economic power of the Equity Interests of Peekay Acquisition (other than in connection with any transaction permitted pursuant to Section 7.02(c)(i)), free and clear of all Liens (other than Permitted Liens);

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(f) Peekay Acquisition shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of or shall cease to own directly 100% of the aggregate voting or economic power of the Equity Interests of Peekay SPA, LLC or any Christals Subsidiary (other than in connection with any transaction permitted pursuant to Section 7.02(c)(i)), free and clear of all Liens (other than Permitted Liens);

(g) Peekay SPA, LLC shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of or shall cease to own directly 100% of the aggregate voting or economic power of the Equity Interests of Peekay, Inc. or ConRev, Inc. (other than in connection with any transaction permitted pursuant to Section 7.02(c)(i)), free and clear of all Liens (other than Permitted Liens);

(h) a "Change of Control" (or any comparable term or provision) under or with respect to any of the Equity Interests or Subordinated Indebtedness of the Parent or any of its Subsidiaries.

“Christals Financial Statements” means (a) the combined balance sheets of the Parent and the Christals Subsidiaries as at December 31, 2010 and December 31, 2011, and related consolidated statements of income, for the twelve months then ended, (b) the unaudited consolidated balance sheets of the Parent and the Christals Subsidiaries as at November 30, 2012, and related consolidated statements of income, for the 11 months then ended.

"Christals Sellers" means Retail Services L.L.C., a Colorado limited liability company, Ross Jackson, Gary Zebrowski, and Gary A. Zebrowski, Living Trust.

"Christals Subsidiaries" means ZJ Gifts F-2, LLC, a Texas limited liability company, ZJ Gifts F-3, LLC, a Texas limited liability company, ZJ Gifts F-4, LLC, a Texas limited liability company, ZJ Gifts F-5, LLC, a Texas limited liability company, ZJ Gifts F-6, LLC, a Texas limited liability company, ZJ Gifts I-1, LLC, a Colorado limited liability company, ZJ Gifts M-1, LLC, an Oklahoma limited liability company, ZJ Gifts M-2, LLC, an Oklahoma limited liability company, and ZJ Gifts M-3, LLC, a Colorado limited liability company.

"Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

"Collateral Agent" has the meaning specified therefor in the preamble hereto.

"Collateral Assignment of Acquisition Documents" means the Collateral Assignment of Acquisition Documents (Peekay) and any other Collateral Assignment of Acquisition Documents, each in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent, and consented to by the applicable Sellers.

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"Collateral Assignment of Acquisition Documents (Peekay)" means the Collateral Assignment of Acquisition Documents (Peekay), dated as of the date hereof, and in form and substance reasonably satisfactory to the Collateral Agent, made by Peekay SPA, LLC in favor of the Collateral Agent, and consented to by Kris Butt, Brian Barnett and Rick Barnett, as sellers.

“Collateral Assignment of Key Man Life Policies” means, collectively, all collateral assignments of key man life insurance policies (including the consents of the insurer thereto), in form and substance reasonably satisfactory to the Origination Agent, in favor of the Collateral Agent, for itself and the benefit of each other Secured Party, with respect to one or more key-man life insurance policies.

"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

"Commitments" means, with respect to each Lender, such Lender's Term A Loan Commitment and Term B Loan Commitment.

"Competitor" means a Person engaged in the business of owning and operating retail stores in the field of novelty items, gifts and lingerie.

"Consolidated EBITDA" means, with respect to any Person for any period:

(a) the Consolidated Net Income of such Person for such period, plus

(b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for United States federal income taxes or other taxes measured by net income (but excluding sales and property taxes), (ii) Consolidated Net Interest Expense, amortization of debt discount and commissions and other fees and charges associated with Indebtedness, (iii) non-recurring costs and expenses directly relating to the transactions contemplated by this Agreement, the Acquisition Agreement (Christals) and the Acquisition Agreement (Peekay) paid in cash during such period, (iv) non- recurring costs and expenses not to exceed $200,000 in the aggregate paid in cash during such period (or such larger amount as the Origination Agent may consent to in its sole discretion, with the consent of the Term A Agent, which consent shall not be unreasonably withheld or delayed), directly related to and incurred after the Effective Date in connection with any proposed Permitted Acquisition, to the extent such transactions are otherwise permitted by this Agreement and whether or not such transactions are consummated, (v) any depreciation, depletion and amortization expense (other than any depreciation or amortization of Accounts Receivable, Inventory or prepaid expenses), (vi) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to Accounts Receivable and Inventory or any prepaid expense), including the amount of any compensation deduction as the result of any Equity Issuance to employees, officers, directors or consultants, (vii) the aggregate amount of Permitted Tax Distributions paid in cash for such period after the Effective Date to the extent permitted to be paid pursuant to this Agreement, (viii) any noncash expenses, charges or other adjustments directly resulting from the Acquisition of the Acquisition Assets (Peekay) and the shift to consolidated reporting by the Parent, (ix) if Consolidated Rental Expense for such period exceeds Consolidated Rental Expenses (determined on a cash basis) for such period by more than $100,000, with the prior written consent of the Origination Agent the amount of such excess, (x) Permitted Rebranding Expense paid in cash during such period not to exceed $500,000 in the aggregate during any four fiscal quarters (with the prior written consent of the Origination Agent in its sole discretion and the consent of the Term A Agent, which consent shall not be unreasonably withheld or delayed), (xi) Consolidated Opening Expenses paid in cash during such period in compliance with the terms of this Agreement not to exceed $150,000 in the aggregate in respect of any individual Store, and (xii) costs and expenses of audits, inspections, appraisals, valuations and/or field examinations paid reimbursed by the Loan Parties pursuant to Section 4.01 of this Agreement, minus

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(c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income and without duplication, (i) any credit for United States federal income taxes or other taxes measured by net income (but excluding sales and property taxes), (ii) any gain from extraordinary items (but in any event excluding proceeds of business interruption insurance, which shall not be deducted in calculating Consolidated EBITDA), (iii) any aggregate net gain from the Disposition of property (other than Accounts Receivable and Inventory) out of the ordinary course of business by such Person, (iv) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi)  above by reason of a decrease in the value of any Equity Interest, (v) any other cash payment in respect of expenditures, charges and losses that have been added to Consolidated EBITDA of such Person pursuant to clause (b)(vi) above in any prior period, and (vi) if Consolidated Rental Expense (determined on a cash basis) for such period exceeds Consolidated Rental Expenses for such period by more than $100,000, if required by the Origination Agent, the amount of such excess.

For the purpose of calculating Consolidated EBITDA for any period of twelve consecutive months (each, a "Reference Period") if during such Reference Period or prior to the date of determination, the Loan Parties or any of their Subsidiaries shall have made a Permitted Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect to such Acquisition as if such Permitted Acquisition occurred on the first day of such Reference Period (including (A) pro forma adjustments arising out of events that are directly attributable to such Acquisition, are factually supportable, and are expected to have a continuing impact, in each case acceptable to the Origination Agent (in the exercise of its reasonable credit judgment), and (B) pro forma adjustments determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC). Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement, Consolidated EBITDA for each of the following fiscal quarters shall be deemed to be the amount set forth opposite such quarter:

Fiscal Quarter Ending	Consolidated EBITDA
June 30, 2012	$2,007,000
September 30, 2012	$2,087,000
December 31, 2012	$2,126,000

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"Consolidated Net Income" means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

"Consolidated Net Interest Expense" means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) interest income for such period, in each case determined on a consolidated basis and in accordance with GAAP.

"Consolidated Opening Expenses" means "Start-up Costs" (as defined in SOP 98-5 published by the American Institute of Certified Public Accountants) of the Parent and its Subsidiaries related to the acquisition, opening and organization of any new Stores to be operated by the Parent or any Subsidiary, such costs including, without limitation, the cost of feasibility studies, initial marketing costs, staff training, and recruiting and travel costs for employees engaged in such start-up activities, in each case net of landlord reimbursements for such costs.

"Consolidated Rental Expense" means, for any period, all rental expense for such period of the Parent and its Subsidiaries on a consolidated basis.

"Contingent Indemnification Obligations" means contingent, unliquidated indemnification obligations of a Loan Party, to the extent (i) such obligation has not accrued and (ii) no claim has been made or is reasonably anticipated by the Origination Agent with respect thereto.

"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

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"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Contribution Agreement" means the Contribution Agreement, dated as of the date hereof, among the Loan Parties, in form and substance reasonably acceptable to the Origination Agent.

"Control Agreement" means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant "control" (as defined under the applicable UCC) over such account to the Collateral Agent.

"Credit Card Acknowledgments" means, with respect to the Loan Parties, individually and collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of the Collateral Agent acknowledging the Collateral Agent's first priority lien on and security interest in the monies due and to become due to the Loan Parties (including credits and reserves) under the Credit Card Agreements of such Loan Parties, and agreeing to transfer all such amounts to a Cash Management Account subject to a Cash Management Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

"Credit Card Agreements" means, with respect to the Loan Parties, all agreements (other than Credit Card Acknowledgments) now or hereafter entered into by any Loan Party with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 6.01 (dd).

"Credit Card Issuer" means any Person (other than any Loan Party) who issues or whose members issue credit or debit cards, including, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., VISA, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. and Novus Services, Inc.

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"Credit Card Processor" means, with respect to each Loan Party, any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of such Loan Party's sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

"Credit Card Receivables" means, with respect to each Loan Party, collectively, (a) all present and future rights of such Loan Party to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of such Loan Party to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Defaulting Lender" means any Lender that (i) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (ii) has otherwise failed to pay over to any Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (iii) has been deemed insolvent or become the subject of an Insolvency Proceeding.

"Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business on ordinary business terms.

"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is one year after the Final Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to the date which is one year after the Final Maturity Date, (c) contains any repurchase obligation that may come into effect either (i) prior to payment in full of all Obligations or (ii) prior to the date that is one year after the Final Maturity Date or (d) provides for scheduled payments or the payment of cash dividends or distributions prior to the date that is one year after the Final Maturity Date (other than Permitted Tax Distributions).

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"Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.

"Dollar Equivalent" means, at any time (a) with respect to any specified amount denominated in Dollars, such amount, and (b) with respect to any specified amount denominated in any other lawful currency of any jurisdiction of a Loan Party, the equivalent amount thereof in Dollars which would result from the conversion of such specified amount in such other relevant currency as reasonably determined by the Administrative Agent, at such time on the basis of the Exchange Rate for the purchase of Dollars with such relevant currency, as applicable.

"Earn-Out Obligations" means all unsecured payment obligations in respect of "earn-outs" and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business incurred or to be incurred in connection with a Permitted Acquisition, which Earn-Out Obligations shall be subject to a Subordination Agreement in favor of the Collateral Agent (it being understood that such Earn-Out Obligations shall not include commercially reasonable employment agreements on customary arms-length terms.

"Effective Date" means the date, on or before December 31, 2012, on which all of the conditions precedent set forth in Section 5.01 are satisfied or waived and the initial Loans are made.

"Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

"Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

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"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"Equity Documents" means the Governing Documents of the Parent and any Subscription Agreement.

"Equity Interest" means (a) with respect to any Person that is a corporation or company, any and all shares, options, membership interests, ownership interests, participations or other equivalents (however designated and whether or not voting and whether or not in certificated form) of corporate stock, and (b) with respect to any Person that is not a corporation or company, any and all partnership, options, membership or other equity, profit or ownership interests of such Person.

"Equity Issuance" means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by Parent of any cash capital contributions.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

"Event of Default" means any of the events set forth in Section 9.01.

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"Excess Cash Flow" means, with respect to any Person for any period:

(a) Consolidated EBITDA of such Person and its Subsidiaries for such period, less

(b) the sum, without duplication, of (i) all cash principal payments (excluding any principal payments made pursuant to Section 2.05(c)) on the Loans made during such period, and all cash principal payments on other Indebtedness of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (ii) all Consolidated Net Interest Expense to the extent paid or payable in cash during such period, (iii) the cash portion of Capital Expenditures of such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through the issuance of Equity Interests), (iv) all fees and charges in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (v) income taxes and Permitted Tax Distributions, in each case paid in cash by such Person and its Subsidiaries for such period, (vi) the excess, if any, of Working Investment at the end of such period over Working Investment at the beginning of such period (or minus the excess, if any, of Working Investment at the beginning of such period over Working Investment at the end of such period), (vii) non-recurring costs and expenses directly relating to the transactions contemplated by this Agreement, the Acquisition Agreement (Christals) and the Acquisition Agreement (Peekay) paid in cash during such period, (viii) non-recurring costs and expenses not to exceed $200,000 in the aggregate paid in cash during such period (or such larger amount as the Origination Agent may consent to in its sole discretion with the consent of the Term A Agent, which consent shall not be unreasonably withheld or delayed), directly related to and incurred in connection with any Permitted Acquisition that is consummated after the Effective Date, (ix) the aggregate amount of Permitted Management Fees, costs and expenses reimbursed in accordance with the Management Agreement and Permitted Tax Distributions, in each case paid in cash for such period after the Effective Date to the extent permitted to be paid pursuant to this Agreement, (x) any noncash expenses, charges or other adjustments directly resulting from the Acquisition of the Acquisition Assets (Peekay) and the shift to consolidated reporting by the Parent, (xi) if Consolidated Rental Expense for such period exceeds Consolidated Rental Expenses (determined on a cash basis) for such period by more than $100,000, with the prior written consent of the Origination Agent the amount of such excess, (xii) the excess, if any, of Consolidated Rental Expense (determined on a cash basis) over Consolidated Rental Expenses for such period, (xiii) Permitted Rebranding Expense paid in cash during such period not to exceed $500,000 in the aggregate during any four fiscal quarters (with the prior written consent of the Origination Agent in its sole discretion and the consent of the Term A Agent, which consent shall not be unreasonably withheld or delayed), (xiv) Consolidated Opening Expenses paid in cash during such period in compliance with the terms of this Agreement not to exceed $150,000 in the aggregate in respect of any individual Store, (xv) the aggregate amount actually paid by the Loan Parties in cash during such period on account of Permitted Acquisitions (to the extent not financed with proceeds of Indebtedness or proceeds of any issuance of Equity Interests), and (xvi) any other extraordinary, unusual or nonrecurring cash losses (other than losses on Dispositions), to the extent added back in calculating Consolidated EBITDA, plus

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(c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income and without duplication, (i) any credit for United States federal income taxes or other taxes measured by net income (but excluding sales and property taxes), (ii) any other extraordinary, unusual or nonrecurring cash gains (other than gains on Dispositions), to the extent not otherwise included in calculating Consolidated EBITDA, (iii) any aggregate net cash gain from the Disposition of property (other than Accounts Receivable and Inventory) outside of the ordinary course of business by such Person, and (iv) any other cash payment in respect of expenditures, charges and losses that have been added to Consolidated EBITDA of such Person pursuant to clause (b)(vi) of the definition of Consolidated EBITDA in any prior period.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exchange Rate" means the prevailing spot rate of exchange of the Reference Bank for the purpose of conversion of one currency to another, at or around 11:00 a.m., New York City time, on the date on which any such conversion of currency is to be made under this Agreement.

"Excluded Disposition" means the Disposition of the warehouse located at 901 West Main Street, Auburn, Washington, and related furniture, fixtures and equipment and other property and rights directly related thereto.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to such Lender or Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or as a result of a present or former connection between such Lender or Agent and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Lender or Agent having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 12.02(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (c) U.S. federal withholding Taxes that would not have been imposed but for such Recipient's failure to comply with Section 2.08(g); and (d) any U.S. federal withholding Taxes imposed under FATCA.

"Executive Order No. 13224" means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

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"Exigent Circumstances" means (i) an exercise by an Agent or Lender of enforcement rights or remedies with respect to particular Collateral or (ii) an event or circumstance that materially and imminently threatens the ability of an Agent or Lender, as applicable, to realize upon all or a material portion of the Collateral, such as, without limitation, fraud, fraudulent removal, concealment, or abscondment thereof, destruction (other than to the extent covered by insurance) or material waste thereof.

"Existing Credit Agreement" means the Securities Purchase Agreement dated as of October 9, 2012, by and among Christals Parent, LLC, a Delaware limited liability company, Christals Acquisition, the Christals Subsidiaries and the Existing Lender.

"Existing Credit Documents" means the Existing Credit Agreement and all other agreements, instruments and documents that evidence, govern or secure the Indebtedness outstanding under the Existing Credit Agreement.

"Existing Credit Facility" means the credit facility governed by the Existing Credit Agreement.

"Existing Lender" means Harvest Capital Credit LLC.

"Extraordinary Receipts" means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(i), (ii) or (iii)), including, without limitation, (a) tax refunds, (b) pension plan reversions, (c) insurance proceeds or the proceeds of any Equity Issuance permitted under this Agreement, (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments and (g) any purchase price adjustment received in connection with any purchase agreement.

"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

"Federal" means the federal government of the United States of America and the laws, rules and regulations of same.

"Fee Letter" means the fee letter, dated as of the date hereof, among the Borrowers and the Origination Agent, as amended, supplemented or otherwise modified from time to time.

"Final Maturity Date" means the earliest of (i) December 27, 2015, (ii) the date on which the Loans shall become due and payable in accordance with the terms of this Agreement, and (iii) the payment in full of all Obligations and the termination of all Commitments.

"Financial Statements" means the Christals Statements and the Peekay Financial Statements.

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"Fiscal Year" means the fiscal year of the Parent and its Subsidiaries ending on December 31st of each year.

"Flow of Funds Agreement" means the Flow of Funds Agreement, in form and substance acceptable to the Origination Agent, by and among the Loan Parties, the Agents and the Lenders, and the related funds flow memorandum describing the sources and uses of the cash payments in connection with the transactions contemplated thereby.

"Foreign Lender" means any Lender that is not a United States person, within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement, the Origination Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, compliance with such covenants shall be determined as if no such change in GAAP has occurred

"Governing Documents" means, (a) with respect to any corporation or company, the memorandum, certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. Person); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. Person); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture agreement, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization (or equivalent or comparable constitutive documents with respect to any non- U.S. Person); and

(d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

"Governmental Authority" means the government of any nation, state, province, city, town, municipality, county, or locality that has jurisdiction over any Loan Party, any Subsidiary of any Loan Party, and includes any department, commission, board, bureau, court, agency, tribunal, administrative hearing body, arbitration panel, or instrumentality or political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any court. The term "Governmental Authority" includes any supra-national bodies such as the European Union or the European Central Bank to the extent such bodies have jurisdiction over any Loan Party.

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"Guaranteed Obligations" has the meaning specified therefor in Section 11.01.

"Guarantor" means (a) the Parent and each Subsidiary of Parent listed as a "Guarantor" on the signature pages hereto, and (b) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

"Guaranty" means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance reasonably acceptable to the Origination Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

"Hazardous Material" means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

"Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

"Highest Lawful Rate" means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under Laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by Law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum non- usurious interest rate than applicable Laws now allow.

"Holdout Lender" has the meaning specified therefor in Section 12.02(b).

"Incremental Facility Amendment" has the meaning specified therefor in Section 3.07.

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"Incremental Term A Loan EBITDA Amount" means, at the time of any Incremental Request, (a) Consolidated EBITDA of the Parent and its Subsidiaries calculated on a pro forma basis giving effect to the Permitted Acquisition being financed with the proceeds of such requested Incremental Term Loans as of the end of the most recent fiscal quarter of the Parent for which financial statements shall have been furnished pursuant to Section 7.01(a)(ii), multiplied by (b) the Applicable Multiplier (as defined below) for such applicable fiscal quarter. As used herein, "Applicable Multiplier" means the number set forth under the multiplier column for the applicable period:

Fiscal Quarter End	Multiplier
December 31, 2012	2.8
March 31, 2013 – December 31, 2013	2.7
March 31, 2014 – June 30, 2014	2.4
September 30, 2014 – June 30, 2015	2.0
September 30, 2015 – December 31, 2015	1.9

"Incremental Request" has the meaning specified therefor in Section 3.01.

"Incremental Term Facility" has the meaning specified therefor in Section 3.01.

"Incremental Term Loans" has the meaning specified therefor in Section 3.01.

"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other monetary obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities, calculated on a basis reasonably satisfactory to the Origination Agent; (g) all obligations and liabilities, calculated on a basis reasonably satisfactory to the Origination Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations of such Person in respect of Indebtedness of others; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided that if such Person's liability is limited to such property, the amount of such Indebtedness shall be the lower of the amount of the obligation and the fair market value of the property of such Person securing such obligation. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer, to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

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"Indemnified Matters" has the meaning specified therefor in Section 12.15.

"Indemnitees" has the meaning specified therefor in Section 12.15.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, compromises, arrangements or extensions generally with creditors, or proceedings seeking winding-up, dissolution, administration, reorganization (by way of voluntary arrangement, insolvent scheme of arrangement or otherwise), arrangement, or other similar relief or any proceeding with respect to the appointment of a liquidator, receiver, receiver manager or other Person having similar powers with respect to a stay or compromise of the claims of any creditors.

"Intercompany Subordination Agreement" means an Intercompany Subordination Agreement made by the Loan Parties in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably acceptable to the Origination Agent.

"Internal Revenue Code" means the United States Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

"Investment" means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts Receivable arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. The amount of any Investment shall be (i) the original cost of such Investment plus the cost of all additions thereto (without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment), less (ii) all cash returns, cash dividends and cash distributions received by such Person in respect thereof.

"IPO" means the initial underwritten public offering of common Equity Interests in a Loan Party pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act or similar foreign Governmental Authority.

"Joinder Agreement" means a Joinder Agreement, substantially in the form of Exhibit A or otherwise in form reasonably acceptable to the Origination Agent, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

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"Landlord Waiver" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Parent's or its Subsidiaries' books and records or equipment, in each case, substantially in the form of Exhibit E hereto or otherwise in form and substance reasonably acceptable to the Origination Agent.

"Laws" means, with respect to any Person, collectively, all national, state, provincial, city, town, municipal, county, local, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Lease" means any lease or sublease of real property to which any Loan Party or any of its Subsidiaries is a party (whether as lessor, lessee, sublessor or sublessee).

"Leasehold Property" means any leasehold interest of any Loan Party as lessee under any lease of real property.

"Lender" has the meaning specified therefor in the preamble hereto.

"Lending Office" means the branch or branches (or Affiliate or Affiliates of a Lender) from which a Lender's Loans are made or maintained and for the account of which all payments of principal of, and interest on, such Lender's Loans are made, as notified to the Administrative Agent from time to time.

"Leverage Ratio" means, with respect to the Parent and its Subsidiaries for any period, the ratio of (a) the aggregate principal amount of the Term A Loans and Term B Loans outstanding and the aggregate principal amount of any other Loans outstanding under this Agreement, to (b) TTM Consolidated EBITDA for such period.

"Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any kind or nature whatsoever (to the extent similar in effect to any of the foregoing), including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease, any other transaction that requires the filing of a financing statement or similar notice to be perfected, and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

"Liquidity" means, at any time, (a) cash of Peekay Acquisition and its Subsidiaries that is unrestricted (other than any restriction in favor of the Collateral Agent) and, on and after the 90th day after the Effective Date, subject to a Cash Management Agreement, less (b) payables aged 60 days or greater and held checks at such time, in each case of Peekay Acquisition and its Subsidiaries.

"Loan" means any Term Loan made by a Lender to the Borrowers pursuant to ARTICLE II hereof.

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"Loan Account" means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

"Loan Document" means this Agreement, the Fee Letter, any Guaranty, any Joinder Agreement, any Security Document, any Trademark Security Agreement, any Collateral Assignment of Acquisition Documents, the Flow of Funds Agreement, any UCC Filing Authorization Letter, any Cash Management Agreement, any Landlord Waiver, the Contribution Agreement, the Intercompany Subordination Agreement, any other Subordination Agreement and any other agreement, instrument, certificate and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation. "Loan Party" means any Borrower and any Guarantor.

"Management Agreement" means the Advisory Agreement, dated as of the date hereof, by and among Christals Management, LLC, CP IV SPV, LLC and the Borrowers, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

"Material Adverse Effect" means a material adverse effect on any of (a) the operations, assets, liabilities or financial condition of the Loan Parties taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform any of their obligations under any Loan Document, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of any Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral with a fair market value of more than $100,000.

"Material Real Estate Asset" means (a) each Real Estate Asset owned in fee by a Loan Party, other than any such Real Estate Asset that, together with all contiguous and all related parcels and the improvements thereon, has a book or fair value of less than $200,000 in the aggregate and is otherwise not material to the conduct of the business of the Loan Parties as currently conducted and proposed to be conducted, and (b) each Leasehold Property owned by a Loan Party to the extent such Leasehold Property (i) is material to the conduct of the business of the Loan Parties as currently conducted and proposed to be conducted, or (ii) is subject to a lease (exclusive of options) having a remaining term of more than ten years or that provides for the payment of more than $500,000 over the remaining term of such lease (exclusive of options).

"Moody's" means Moody's Investors Service, Inc. and any successor thereto. "Mortgage" means a mortgage (including, without limitation, a leasehold mortgage), deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

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"Net Cash Proceeds" means, (a) with respect to any Disposition by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration, at the time of such payment or disposition) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, paid or repaid in connection with such Disposition (other than Indebtedness under this Agreement), and amounts reasonably and in good faith reserved in respect of any retained liabilities, purchase price adjustment or indemnification obligation in connection with such Disposition, provided that such reserves shall be disclosed in writing by the Administrative Borrower to the Origination Agent and upon release of any such reserve the amount released shall be considered Net Cash Proceeds, (ii) reasonable expenses, fees and premiums related thereto incurred by such Person or such Subsidiary in connection therewith, (iii) sale, use, transfer or other similar transaction taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (iv) income taxes or Permitted Tax Distributions paid or reserved in connection with such Disposition (or reasonably estimated to be payable within 365 days of the date of such Disposition as a result of any gain recognized in connection therewith, provided that if the amount of any estimated taxes pursuant to this clause exceeds the amount of taxes actually paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds), after taking into account any tax credits or deductions and any tax sharing arrangements, and (b) with respect to the issuance or incurrence of any Indebtedness, by any Person or any of its Subsidiaries, or an Equity Issuance, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (i) reasonable expenses, commissions, fees and premiums related thereto incurred by such Person or such Subsidiary in connection therewith, and (ii) transfer taxes paid by such Person or such Subsidiary in connection therewith; in each case of clause (a) and (b) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid in cash to a Person that, except in the case of reasonable out-of- pocket cash expenses, Permitted Management Fees and Permitted Tax Distributions, is not an Affiliate of such Person or any of its Subsidiaries and (y) cash expenses that would not have been incurred but for the occurrence of such transaction.

"Nonrecourse Indebtedness" means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar customary exceptions to nonrecourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

"Non-Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person other than a Wholly Owned Subsidiary.

"Notice of Borrowing" has the meaning specified therefor in Section 2.02(a).

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"Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents, the Lenders and any other Person, in each case arising under this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses and fees, attorneys' fees, costs and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

"OFAC Sanctions Programs" means the laws, regulations and Executive Orders administered by OFAC, including but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as it has been or shall thereafter be renewed, extended, amended, or replaced, and the list of Specially Designated Nationals and Blocked Persons administered by OFAC, as such list may be amended from time to time.

"Operating Lease Obligations" means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

"Origination Agent" has the meaning specified therefor in the preamble hereto.

"Other Taxes" has the meaning specified therefor in Section 2.08(b).

"Parent" has the meaning specified therefor in the preamble hereto.

"Parent Operating Agreement" means the Amended and Restated Limited Liability Company Agreement of Parent, dated as of December 31, 2012, by and among the Parent, Christals Parent, LLC, a Delaware limited liability company, and CP IV SPV, LLC.

"Participant Register" has the meaning specified therefor in Section 12.07(g).

"Payment Office" means the Administrative Agent's office located at 225 W. Washington Street, 21st Floor, Chicago, IL 60606, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Origination Agent and the Administrative Borrower.

"Peekay Acquisition" means Peekay Acquisition, LLC, a Delaware limited liability company.

"Peekay Financial Statements" means (a) the balance sheets of Peekay, Inc. as at June 30, 2012 and June 30, 2011, and the related statements of income for each fiscal year then ended, (b) the consolidated balance sheets of ConRev, Inc. and its Subsidiaries as at December 31, 2011 and December 31, 2010, and the related statements of income for each fiscal year then ended and (c) balance sheets of each of (1) Peekay, Inc. and (2) ConRev, Inc. and its Subsidiaries as at November 30, 2012, and the related statements of income for the five months then ended (in the case of Peekay, Inc.) and the 11 months then ended (in the case of ConRev, Inc. and its Subsidiaries).

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"Peekay Store" means any Store owned and operated by a Peekay Subsidiary.

"Peekay Subsidiaries" means Peekay, Inc., a Washington corporation, ConRev, Inc., a Washington corporation, and all of their Subsidiaries now or hereafter existing.

"Perfection Certificate" means a certificate in form and substance acceptable to the Collateral Agent providing information with respect to the property of each Loan Party.

"Permitted Acquisition" means any Acquisition (excluding the Acquisition (Peekay)) by Peekay Acquisition or any wholly-owned Subsidiary of Peekay Acquisition to the extent that each of the following conditions shall have been satisfied:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b) to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 5.01 and Section 5.02 shall have been satisfied as of the date of such Loan;

(c) the Borrowers shall have furnished to the Origination Agent at least five Business Days prior to the consummation of such Acquisition (or such shorter period as shall be acceptable to the Origination Agent) (i) a term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the Origination Agent, such other information and documents that the Origination Agent may reasonably request, including, without limitation, executed counterparts (or, if not available, drafts) of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, consulting, advisory, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (ii) pro forma financial statements of the Parent and its Subsidiaries giving effect to the consummation of such Acquisition, (iii) a certificate of the chief financial officer or treasurer of the Parent, demonstrating on a pro forma basis compliance, as at the end of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 7.01(a)(ii), with all covenants set forth in Section 7.03 hereof giving pro forma effect to such Acquisition, and (iv) copies of such other agreements, instruments or other documents (including, without limitation, the Loan Documents required by Section 7.01(b)) as the Origination Agent shall reasonably request;

(d) (i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers, or other obligation of the Seller or Sellers (except for (A) the Operating Lease Obligations with respect to any real estate where a Store is located, (B) obligations incurred in the ordinary course of business in operating the property so acquired and necessary or desirable to the continued operation of such property and (C) Permitted Indebtedness), (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii) then concurrently with such Acquisition such Lien shall be released or provision therefor reasonably satisfactory to the Origination Agent shall be made), and (iii) prior to or concurrently with the consummation of such Acquisition, the Origination Agent shall have received copies of the original, signed agreements, instruments and other documents referred to in paragraph (c) above;

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(e) such Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned either by Peekay Acquisition or a wholly-owned Subsidiary of Peekay Acquisition and, if effected by merger or consolidation involving a Subsidiary of Peekay Acquisition, such Loan Party shall be the continuing or surviving Person;

(f) the assets being acquired (other than a de minimis amount of assets in relation to the Loan Parties' and their Subsidiaries' total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto;

(g) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States;

(h) such Acquisition shall be consensual and shall have been approved by the Board of Directors of the Person whose Equity Interests or assets are proposed to be acquired (or parent thereof) unless the Origination Agent shall otherwise approve;

(i) any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b) on or prior to the date of the consummation of such Acquisition;

(j) the Origination Agent shall have approved such Acquisition (which approval may be granted or withheld in the sole and absolute discretion of the Origination Agent); and

(k) the Acquisition Purchase Price payable in respect of (i) any single Acquisition shall not exceed $5,000,000 in the aggregate and (ii) all Acquisitions (including the proposed Acquisition) shall not exceed $10,000,000 in the aggregate in any calendar year (in each case, excluding the value of any Equity Interests issued by the Parent in connection with such Acquisition), without the prior written consent of the Required Lenders.

"Permitted Holders" means Colbeck Capital Management, LLC and its Affiliates and Related Funds, Ellery W. Roberts, Edward J. Tobin and Christopher Brown, individuals.

"Permitted Indebtedness" means:

(a) any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

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(b) any other Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing thereof;

(c) Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $150,000 at any time outstanding;

(d) Indebtedness permitted by clause (e) of the definition of "Permitted Lien", which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) of this definition, does not exceed $150,000 at any time outstanding;

(e) Indebtedness incurred or assumed by Peekay Acquisition or a Subsidiary of Peekay Acquisition as a result of any Permitted Acquisition (including Indebtedness of the Person acquired that remains outstanding after such Permitted Acquisition), and any Permitted Refinancing in respect of such Indebtedness; provided that (i) such Indebtedness is not incurred in contemplation of such Permitted Acquisition, (ii) such Indebtedness is not guaranteed in any respect by the Parent or any of its Subsidiaries (other than (A) by Subsidiaries of such Person acquired in such Permitted Acquisition to the extent such Subsidiaries were obligors of such Indebtedness prior to such Permitted Acquisition, and (B) by Parent pursuant to an unsecured guaranty that has been subordinated to the Guaranteed Obligations on terms and conditions reasonably satisfactory to the Origination Agent), and (iii) the aggregate principal amount of Indebtedness outstanding at any time incurred under this clause (e) does not exceed $2,000,000;

(f) Nonrecourse Indebtedness permitted by clause (f) of the definition of "Permitted Lien";

(g) Permitted Intercompany Loans; provided that no payment of principal of or interest on or other amount in respect of any Permitted Intercompany Loan shall be made at any time to the Parent;

(h) Indebtedness incurred in the ordinary course of business under performance, customs, surety, statutory, appeal bonds and similar obligations;

(i) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for not more than one year after such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(j) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called "procurement cards" or "P-cards") or other similar cash management services, in each case, incurred in the ordinary course of business and not exceeding $100,000 in the aggregate at any time outstanding;

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(k) Indebtedness in respect of netting services, overdraft protection or other like services, so long as such Indebtedness (i) is not for borrowed money, (ii) is incurred in the ordinary course of business and (iii) is not outstanding for more than five Business Days;

(l) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions (but specifically excluding Seller Notes, Earn-Out Obligations, Seller Deferred Purchase Price Obligations or Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition), so long as such contingent liabilities are obligations only of the Person making the respective Acquisition and are not guaranteed by any other Person except as expressly permitted hereunder;

(m) unsecured Seller Notes, unsecured Earn-Out Obligations or unsecured Seller Deferred Purchase Price Obligations, in each case, incurred after the Effective Date to Sellers in connection with Permitted Acquisitions, provided that such Seller Notes (other than the Subordinated Notes (Christals)), Earn-Out Obligations and Seller Deferred Purchase Price Obligations, (i) shall be subject to a Subordination Agreement, and (ii) shall have terms and conditions that are acceptable to the Origination Agent in its reasonable discretion;

(n) Subordinated Indebtedness, provided that any interest thereon shall be payable in kind and no cash payment of principal or interest shall be required prior to the date that is one year after the Final Maturity Date;

(o) Indebtedness in respect of the Subordinated Notes (Christals); (p) Indebtedness in respect of the Subordinated Notes (Peekay);

(q) guarantees by any Loan Party in respect of Indebtedness otherwise permitted hereunder of any Borrower or its Subsidiaries; provided that any guarantee of Subordinated Indebtedness that is required to be subordinated to the Obligations shall be subordinated to the Obligations on substantially the same terms as such Subordinated Indebtedness, and any subrogation rights shall be subordinated to the Obligations on terms and conditions that are acceptable to the Origination Agent in its sole discretion;

(r) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(s) to the extent constituting Indebtedness, conditional sale, title retention, consignment or similar arrangements for the retail sale of newspapers and magazines in the ordinary course of business, provided that the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $50,000;

(t) Indebtedness of a Subsidiary of Peekay Acquisition in respect of letters of credit (and applications therefor) obtained in the ordinary course of business to support obligations under Leases, provided that the aggregate face amount of all such letters of credit outstanding at any time shall not exceed $100,000; and

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(u) other unsecured Indebtedness not exceeding $300,000 in the aggregate principal amount at any time outstanding.

"Permitted Intercompany Loans" means loans made by (a) a Loan Party to another Loan Party (other than the Parent), (b) a non-Loan Party that is a Subsidiary to another non-Loan Party that is a Subsidiary, and (c) a non-Loan Party that is a Subsidiary to a Loan Party (other than the Parent), so long as the parties thereto are party to the Intercompany Subordination Agreement.

"Permitted Investments" means:

(a) Investments in cash and Cash Equivalents;

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c) advances made in connection with purchases of goods or services in the ordinary course of business, provided that the aggregate amount of all such advances outstanding at any time shall not exceed $1,000,000;

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e) Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(f) Permitted Intercompany Loans;

(g) Permitted Acquisitions;

(h) advances, loans or extension of credit by any Loan Party or any Subsidiary to officers, directors, senior management and employees thereof in the ordinary course of business for travel, entertainment or relocation expenses, and/or advances, loans or extension of credit by any Loan Party or any Subsidiary relating to indemnification or reimbursement of such officers, directors, senior management and employees in respect of liabilities relating to their service in such capacities, provided that the aggregate principal amount of all such advances, loans or extensions of credit shall not exceed $100,000 at any time outstanding;

(i) Investments consisting of non-cash loans made to officers, directors, senior management and employees of a Loan Party that are used by such Person to purchase simultaneously Equity Interests of the Parent, provided that any such loan shall be evidenced by a promissory note and shall be immediately pledged to the Collateral Agent in accordance with the Security Agreement;

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(j) bank deposit accounts and securities accounts maintained in accordance with the terms of this Agreement and the other Loan Documents;

(k) Investments received as the non-cash portion of consideration for any Disposition permitted under Section 7.02(c); provided that any such non-cash consideration shall be immediately pledged to the Collateral Agent in accordance with the Security Agreement;

(l) to the extent constituting Investments, transactions expressly included in the definition of Permitted Indebtedness; and

(m) other Investments not exceeding $50,000 in the aggregate at any time outstanding.

"Permitted Liens" means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);

(c) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's, customs and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that either (i) are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, or (ii) do not exceed $50,000 at any time outstanding in the aggregate;

(d) Liens described on Schedule 7.02(a), provided that (i) no such Lien shall at any time be extended to cover any additional property not subject thereto on the Effective Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced other than in accordance with clause (b) of the definition of Permitted Indebtedness;

(e) (i) purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, and (B) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $150,000;

(f) (i) purchase money Liens on real estate acquired by any Loan Party or any of its Subsidiaries to secure the purchase price of such real estate incurred solely for the purpose of financing the acquisition of such real estate, which real estate will be used by a Loan Party or any of its Subsidiaries to operate a Store or (ii) Liens existing on such real estate at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries (other than improvements of and fixtures on such real estate), (B) the Indebtedness secured by any such Lien shall be Nonrecourse Indebtedness (except for any guaranty by the Parent, which must be subordinated on terms and conditions satisfactory to the Origination Agent), (C) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $5,000,000, and (D) such real estate is improved real estate that does not require material construction (it being understood that customary tenant improvements shall not constitute material construction) ;

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(g) deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(h) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not secure obligations for the payment of money;

(i) Liens on equipment securing Indebtedness permitted by subsection (c) of the definition of Permitted Indebtedness;

(j) Liens arising out of attachments, judgments (other than judgments for the payment of taxes, assessments or other governmental charges) or awards, provided that such attachment, judgment or award does not otherwise result in or constitute an Event of Default;

(k) rights of setoff or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(l) Liens solely on any cash deposits made by any Loan Party in connection with any Lease to secure the obligations of such Loan Party under such Lease;

(m) Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(n) licenses, sublicensees, Operating Leases or subleases (and precautionary UCC filings with respect thereto) granted by or to a Loan Party to or from any other Person, in each case in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Loan Party;

(o) Liens in favor of collecting banks arising in the ordinary course of business under Section 4-210 of the UCC (or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC);

(p) Liens granted in the ordinary course of business on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto to the extent such financing is permitted hereunder, provided that such Liens attach solely to such insurance policies and the proceeds of such policies;

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(q) Liens on the assets of any Person that becomes a Subsidiary after the Effective Date; provided that in each case such Liens (i) were in existence prior to and were not incurred in connection with or in contemplation of such Person becoming a Subsidiary of the Parent, (ii) do not secure Indebtedness other than Indebtedness permitted by clause (e) of the definition of Permitted Indebtedness and (iii) do not encumber or extend to any Collateral or any other assets other than the assets of such Subsidiary; and

(r) Liens on cash or Cash Equivalents of a Subsidiary of Peekay Acquisition in respect of letters of credit (and applications therefor) obtained in the ordinary course of business to support obligations under Leases, provided that the aggregate face amount of all such letters of credit outstanding at any time shall not exceed $100,000 and the aggregate amount of cash and Cash Equivalents subject to such Liens does not exceed 110% of such amount.

"Permitted Management Fees" means (i) fees payable in arrears under the Management Agreement on the Effective Date, (ii) management or consulting fees payable in arrears pursuant to the terms of the Management Agreement in an aggregate amount not to exceed $500,000 in any Fiscal Year and (iii) transaction fees or similar fees payable under the Management Agreement from time to time.

"Permitted Refinancing" means, in respect of any Indebtedness (the "Original Indebtedness"), Indebtedness the net proceeds of which are applied to refund, refinance, repurchase or retire such Original Indebtedness; provided that: (a) no Subsidiary of the Parent that shall not have been and shall not have been required to be liable (whether as an obligor or under a guarantee) for such Original Indebtedness shall be liable for such Permitted Refinancing; (b) such Permitted Refinancing shall not include (i) restrictions on the payment of dividends or the making or repayment of loans or advances by Subsidiaries and (ii) default provisions, in each case (taken as a whole) that are less favorable to the Loan Parties or the Lenders than the corresponding restrictions, if any, and the default provisions contained in the documentation governing such Original Indebtedness (taken as a whole); (c) if such Original Indebtedness shall have been subordinated to the Obligations, such Permitted Refinancing shall also be subordinated to the Obligations on similar terms not less favorable to the Lenders; (d) such Permitted Refinancing shall not mature, and shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof prior to the maturity of such Original Indebtedness (except, in each case, upon the occurrence of an event of default, a change in control or a similar event under the documentation governing such Permitted Refinancing) and such Permitted Refinancing shall not shorten the weighted average life of such Original Indebtedness; (e) such Permitted Refinancing shall be in an aggregate principal amount that is equal to or less than the aggregate principal amount of such Original Indebtedness then outstanding (plus accrued interest and premiums thereon and any reasonable fees and expenses related to the issuance of such Permitted Refinancing); and (f) the interest rate and fees payable with respect to such Permitted Refinancing shall be no less favorable to the obligors thereunder than then current market terms.

"Permitted Tax Distributions" has the meaning assigned to such term in Section 7.02(g).

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"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

"Plan" means any Employee Plan or Multiemployer Plan.

"Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

"Pro Rata Share" means:

(a) with respect to a Lender's obligation to make the Term A Loans on the Effective Date and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term A Loan Commitment, by (ii) the Total Term A Loan Commitment; provided that, if the Total Term A Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's Term A Loans and the denominator shall be the aggregate unpaid principal amount of all Term A Loans;

(b) with respect to a Lender's obligation to make the Term B Loans on the Effective Date and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term B Loan Commitment, by (ii) the Total Term B Loan Commitment, provided that, if the Total Term B Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's Term B Loans and the denominator shall be the aggregate unpaid principal amount of all Term B Loans; and

(c) with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the unpaid principal amount of such Lender's portion of the Term Loans, by (ii) the aggregate unpaid principal amount of the Term Loans;

provided that, in the case of (a), (b) and (c) above, the portion of any Term Loan held or deemed held by any Defaulting Lender shall be excluded for the purposes of making a determination of Pro Rata Share if and to the extent such term is used to determine any voting rights of the Lenders, except as otherwise expressly provided herein.

"Qualified Equity Interests" means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

"Rating Agencies" has the meaning specified therefor in Section 2.07.

"Real Estate Asset" means any interest (fee, leasehold or otherwise) owned by any Loan Party in any real property.

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"Real Property Deliverables" means each of the following agreements, instruments and other documents in respect of each parcel of Material Real Property (unless waived by the Origination Agent):

(a) a Mortgage duly executed by the applicable Loan Party,

(b) evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(c) a Title Insurance Policy with respect to each Mortgage;

(d) a current ALTA survey and a surveyor's certificate, in form and substance satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a licensed professional surveyor satisfactory to the Collateral Agent;

(e) a copy of each letter issued by the applicable Governmental Authority, evidencing the compliance of each Store located on such real property with all applicable building codes, fire codes, other health and safety rules and regulations, parking, density and height requirements and other building and zoning laws;

(f) an opinion of counsel, reasonably satisfactory to the Collateral Agent, in the state where such real property is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Collateral Agent may reasonably request;

(g) Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent; and

(h) such other agreements, instruments and other documents (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.

"Reference Bank" means JPMorgan Chase Bank, N.A., its successors or any other commercial bank reasonably acceptable to the Origination Agent and designated by the Administrative Agent to the Administrative Borrower from time to time.

"Reference Rate" means the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

"Register" has the meaning specified therefor in Section 12.07(d).

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"Registered Loans" has the meaning specified therefor in Section 12.07(d).

"Regulation T," "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

"Related Fund" means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.

"Replacement Lender" has the meaning specified therefor in Section 4.03(a).

"Required Lenders" means Required Term A Lenders and Required Term B Lenders.

"Required Term A Lenders" means the Lenders whose Pro Rata Shares (calculated in accordance with clause (a) of the definition thereof) aggregate at least 50.1%.

"Required Term B Lenders" means the Lenders whose Pro Rata Shares (calculated in accordance with clause (b) of the definition thereof) aggregate at least 50.1%.

"Restricted Payment" has the meaning specified therefor in Section 7.02(g).

"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

"Securitization" has the meaning specified therefor in Section 2.07.

"Security Agreement" means a Pledge and Security Agreement made by the Loan Parties in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit B or otherwise in form reasonably acceptable to the Origination Agent, securing the Obligations and delivered to the Collateral Agent.

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"Security Documents" means the Security Agreement, the Control Agreements, the Cash Management Agreements, the Collateral Assignments of Acquisition Documents, the Collateral Assignments of Key Man Life Policy and such Mortgages, debentures, charges, pledges, security agreements, and such other agreements, instruments and documents and instruments delivered by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document in order to grant to, or perfect in favor of, the Collateral Agent a Lien on any property of a Loan Party.

"Seller" means any Person that sells Equity Interests or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.

"Seller Debt Documents" means all Seller Notes and any other agreements, instruments, documents or other writings evidencing, governing, guaranteeing, securing or otherwise relating to any of the Indebtedness evidenced by a Seller Note.

"Seller Deferred Purchase Price Obligation" means any unsecured obligation to be issued by the Parent or any of its Subsidiaries after the Effective Date in connection with a Permitted Acquisition that has been approved by the Origination Agent, which obligation is subject to a Subordination Agreement in favor of the Collateral Agent.

"Seller Notes" means any unsecured seller promissory note now or hereafter issued by a Loan Party or any of its Subsidiaries in connection with a Permitted Acquisition (including, without limitation, the Subordinated Notes (Christals) and the Subordinated Notes (Peekay)) that has been approved by the Origination Agent, which Seller Note shall be subject to a Subordination Agreement in favor of the Collateral Agent (other than the Subordinated Notes (Christals)).

"Solvent" means, with respect to any Person on any particular date, (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

"Specified Fees" means those certain fees designated as "Specified Fees" in the Fee Letter.

“Sponsor” means Ellery W. Roberts, Edward J. Tobin and Christopher Brown, individuals, and their respective heirs, estates and current and former spouses and domestic partners and the Affiliates of any of the foregoing.

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"Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Store" means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

"Subordinated Indebtedness" means Indebtedness of any Loan Party the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are satisfactory to the Origination Agent and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (a) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Origination Agent, or (b) otherwise on terms and conditions satisfactory to the Origination Agent.

"Subordinated Contingent Notes (Christals)" means (a) the Contingent Subordinated Promissory Note dated October 9, 2012, made by the Parent to Ross Jackson in the original principal amount of $150,000, and (b) the Contingent Subordinated Promissory Note dated October 9, 2012, made by the Parent to Gary A. Zebrowski Living Trust in the original principal amount of $150,000, each of which was issued pursuant to the Acquisition Agreement (Christals).

"Subordinated Definite Notes (Christals)" means (a) the Unsecured Subordinated Promissory Note dated October 9, 2012, made by the Parent to Ross Jackson in the original principal amount of $1,550,000, and (b) the Unsecured Subordinated Promissory Note dated October 9, 2012, made by the Parent to Gary A. Zebrowski Living Trust in the original principal amount of $1,550,000, each of which was issued pursuant to the Acquisition Agreement (Christals).

"Subordinated Notes (Christals)" means (a) the Subordinated Contingent Notes (Christals) and (b) the Subordinated Definite Notes (Christals).

"Subordinated Notes (Peekay)" means the Unsecured Subordinated Promissory Notes dated the Effective Date, made by Peekay Acquisition and Peekay SPA, LLC to each of Kris Butt, Brian Barnett and Rick Barnett, in the original aggregate principal amount of $9,300,000, which are being issued pursuant to the Acquisition Agreement (Peekay).

"Subordination Agreements" means the Subordination Agreement (Peekay) and any subordination agreement in form and substance satisfactory to the Origination Agent with respect to Subordinated Indebtedness.

"Subordination Agreement (Peekay)" means the Subordination Agreement dated as of the Effective Date, by and among (a) the Parent, Peekay Acquisition, Peekay SPA, LLC and the other Subsidiaries of Parent, as obligors, (b) Kris Butt, Brian Barnett and Rick Barnett, as holders of the Subordinated Notes (Peekay) and (c) the Collateral Agent, as senior creditor, with respect to the Subordinated Notes (Peekay).

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"Subscription Agreement" means any subscription agreement or other similar instrument between the Parent and a member of the Parent, pursuant to which such member acquires Equity Interests in the Parent.

"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

"Taxes" has the meaning specified therefor in Section 2.08(a).

"Term A Agent" means a single Term A Lender appointed by the Origination Agent (with the consent of such Lender) as Term A Agent.

"Term A Lender" means a Lender that holds a Term A Loan.

"Term A Loans" means the term loans made by the Lenders to the Borrower on the Effective Date pursuant to Section 2.01(a) and any Incremental Term Loans made after the Effective Date and allocated as Term A Loans pursuant to Section 3.03.

"Term A Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make the Term A Loan to the Borrower in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated, reduced or modified from time to time in accordance with the terms of this Agreement.

"Term B Lender" means a Lender that holds a Term B Loan.

"Term B Loans" means the term loans made by the Lenders to the Borrower on the Effective Date pursuant to Section 2.01(b) and any Incremental Term Loans made after the Effective Date and allocated as Term B Loans pursuant to Section 3.03.

"Term B Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make the Term B Loan to the Borrower in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated, reduced or modified from time to time in accordance with the terms of this Agreement.

"Term Loans" means the Term A Loans and the Term B Loans, including, without limitation, any Incremental Term Loans.

"Title Insurance Policy" means a mortgagee's loan policy, in form and substance satisfactory to the Origination Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company reasonably satisfactory to the Origination Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Origination Agent, delivered to the Collateral Agent.

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"Total Term A Loan Commitment" means the sum of the Term A Loan Commitments. As of the Effective Date, the Total Term A Loan Commitment equals $27,000,000.

"Total Term B Loan Commitment" means the sum of the Term B Loan Commitments. As of the Effective Date, the Total Term B Loan Commitment equals $11,215,938.95.

"Total Commitment" means the sum of the Total Term A Loan Commitments and the Total Term B Loan Commitments.

"Trademark Security Agreement" means a Trademark Security Agreement, substantially in the form of Exhibit B to the Security Agreement or otherwise in form reasonably acceptable to the Origination Agent, as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time.

"Transaction Documents" means the Loan Documents, the Equity Documents, the Parent Operating Agreement, the Subscription Agreements, the Acquisition Documents (Christals), the Acquisition Documents (Peekay), the Subordinated Notes (Christals), and the Subordinated Notes (Peekay).

"Transactions" means, collectively, the transactions to occur on or about the Effective Date pursuant to the Transaction Documents, including (a) the execution, delivery and performance of the Loan Documents and the making of the Term Loans hereunder, (b) the execution, delivery and performance of the Subscription Agreements, (c) the execution, delivery and performance of the Acquisition Documents (Peekay), the incurrence of Indebtedness evidenced by the Subordinated Notes (Peekay) and the consummation of the Acquisitions contemplated thereby, (d) the execution, delivery and performance of the Subordination Agreement (Peekay) and (e) the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing.

"TTM Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated EBITDA of such Person and its Subsidiaries for the trailing twelve- month period then ended.

"UCC Filing Authorization Letter" means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate UCC financing statements and other filings without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Origination Agent, desirable to perfect the security interests purported to be created by the Security Agreement.

"Underwriting Fee (Term A)" has the meaning specified therefor in Section 2.06(a).

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"Underwriting Fee (Term B)" has the meaning specified therefor in Section 2.06(a).

"Uniform Commercial Code" has the meaning specified therefor in Section 1.04.

"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

"WARN" has the meaning specified therefor in Section 6.01(y).

"Wholly Owned Subsidiary" means, with respect to any Person at any date, a Subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors' qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

"Working Investment" means, at any date of determination thereof, (a) the sum, for any Person and its Subsidiaries, of (i) the unpaid face amount of all Accounts Receivable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of prepaid expenses and other current assets of such Person and its Subsidiaries as at such date of determination (other than cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person), minus (b) the sum, for such Person and its Subsidiaries, of (i) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (other than the current portion of long-term debt and all accrued interest and taxes).

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

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Section 1.03 Certain Matters of Construction. References in this Agreement to "determination" by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations). References in this Agreement to "acceptable to" the Origination Agent, the Term A Agent, the Administrative Agent, the Collateral Agent or the Agents (or any combination of the foregoing) shall mean that the applicable Agent or Agents has accepted, approved or consented to the applicable matter in writing. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase "to the knowledge of any Loan Party" or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to the actual knowledge of an Authorized Officer of any Loan Party. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04 Accounting and Other Terms.

(a) Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01, Section 7.02 and Section 7.03, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. For the avoidance of doubt, notwithstanding any change in GAAP after the Effective Date that would require lease obligations that would be treated as operating leases as of the Effective Date to be classified and accounted for as capital leases or otherwise reflected on the Loan Parties’ consolidated balance sheet, for the purposes of determining compliance with any covenant contained herein, such obligations shall be treated in the same manner as operating leases are treated as of the Effective Date.

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(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code" or the "UCC") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.05 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender with a Term A Loan Commitment severally agrees to make a Term A Loan to the Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender's Term A Loan Commitment. Notwithstanding the foregoing, the aggregate principal amount of the Term A Loans made on the Effective Date shall not exceed the Total Term A Loan Commitment. Any principal amount of a Term A Loan that is repaid or prepaid may not be reborrowed.

(b) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender with a Term B Loan Commitment severally agrees to make a Term B Loan to the Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender's Term B Loan Commitment. Notwithstanding the foregoing, the aggregate principal amount of the Term B Loans made on the Effective Date shall not exceed the Total Term B Loan Commitment. Any principal amount of a Term B Loan that is repaid or prepaid may not be reborrowed.

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Section 2.02 Making the Loans. (a) The Administrative Borrower shall give the Administrative Agent prior telephonic notice of borrowing (promptly confirmed in writing, in substantially the form of Exhibit C hereto (a "Notice of Borrowing")), not later than 1:00 p.m. (New York City time) on the Effective Date. Such Notice of Borrowing shall specify (i) the principal amount of the proposed Loan, and (ii) the proposed borrowing date, which must be the Effective Date. The Administrative Agent and the Lenders may act without liability upon the basis of written or faxed notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Administrative Borrower to the Administrative Agent). The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer's authority to request a Loan on behalf of the Administrative Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith.

(c) The Loans under this Agreement shall be made by the Lenders on the Effective Date simultaneously and proportionately to their Pro Rata Shares of the Total Term A Loan Commitment or Total Term B Loan Commitment, as applicable, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make the Loan requested hereunder, nor shall the Term A Loan Commitment or the Term B Loan Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make the Loan requested hereunder, and each Lender shall be obligated to make the Loan required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

Section 2.03 Repayment of Loans; Evidence of Debt. (a) The outstanding unpaid principal of the Loans shall be due and payable in full on the Final Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from the Loan made by such Lender, including the amount of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof. In the event of any conflict between the records of the Administrative Agent and any Lender, the records of the Administrative Agent shall govern and control.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(b) and the accounts maintained pursuant to Section 2.03(c), the accounts maintained pursuant to Section 2.03(c) shall govern and control.

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(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Administrative Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest.

(a) Term A Loans. Each Term A Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of such Term A Loan until repaid, at a rate per annum equal to 12.0%. Interest on each Term A Loan shall be payable monthly, in arrears, in cash on the first Business Day of each calendar month, commencing on February 1, 2013 and at maturity (whether upon demand, by acceleration or otherwise).

(b) Term B Loans. Each Term B Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of such Term B Loan until repaid, at a rate per annum equal to 15.0%. Interest on each Term B Loan shall be payable monthly in arrears, in cash, on the first Business Day of each calendar month, commencing on February 1, 2013 and at maturity (whether upon demand, by acceleration or otherwise), provided that if any Event of Default has occurred and is continuing and the Required Lenders have elected that all Obligations shall bear interest at the Post-Default Rate, then interest on each Term B Loan shall be paid-in-kind by being added to the principal balance of such Term B Loan monthly, on the first day of each calendar month (unless the Required Lenders agree that such interest may be paid in cash) until such Event of Default has been cured or waived. Thereafter, any amount added to the principal balance of a Term B Loan shall bear interest as provided hereunder as if it had originally been part of the outstanding principal of such Term B Loan].

(c) Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, at the election of the Required Lenders the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate. Interest that accrues at the Post-Default Rate on each Term A Loan shall be payable in cash and on demand, and interest that accrues at the Post-Default Rate on each Term B Loan shall be paid-in-kind by being added to the principal balance of such Term B Loan monthly, on the first day of each calendar month (unless the Required Lenders agree that such interest may be paid in cash and delivers written notice of such election to the Administrative Agent).

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(d) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Reduction of Commitment; Prepayment of Loans.

(a) Reduction of Commitments. The Total Term A Loan Commitment and the Total Term B Loan Commitment shall terminate upon the earlier to occur of (A) the time at which the Term Loans are made and (B) 5:00 p.m. (New York City time) on December 31, 2012.

(b) Optional Prepayment. The Borrowers may, at any time and from time to time, upon at least 3 Business Days' prior written notice to the Administrative Agent, not later than 1:00 p.m. (New York City time), prepay the principal of the Loans in whole or in part. Each prepayment made pursuant to this clause (b) shall be accompanied by the payment of (i) accrued interest to the date of such payment on the amount prepaid, and (ii) the Applicable Prepayment Premium; provided that (A) the Borrowers may not prepay any Term B Loan until all Term A Loans are repaid in full, and (B) no Applicable Prepayment Premium shall be payable if the Borrowers prepay the Loans with excess available cash on hand in order to avoid a violation of Section 7.03(a), provided further that (I) in the notice required by this subsection, the chief financial officer of the Borrowers shall certify, in a certificate in form and substance reasonably satisfactory to the Origination Agent, that such prepayment is being made solely to the extent necessary to avoid a violation of Section 7.03(a), such prepayment is being made with excess available cash on hand, and immediately after such payment no Default or Event of Default shall have occurred and be continuing, and (II) the Origination Agent shall have determined (in its reasonable discretion) that the amount of such prepayment does not exceed the extent necessary to avoid a violation of Section 7.03(a), and if such prepayment exceeds the amount necessary to avoid a violation of Section 7.03(a), the amount of the Applicable Prepayment Premium that will be due and payable (it being understood and agreed that the determination of the Origination Agent shall be conclusive and binding for all purposes in the absence of manifest error).

(c) Mandatory Prepayment.

(i) Promptly (and in any event not more than two Business Days) after any Disposition by any Loan Party or its Subsidiaries referred to in Section 7.02(c)(ii)(F) (other than an Excluded Disposition), subject to the reinvestment rights set forth in clause (c)(v) below the Borrowers shall prepay the outstanding principal amount of the Term Loans in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition, to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Dispositions $100,000 in any Fiscal Year. Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii) or to make a Disposition of any property for consideration other than cash.

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(ii) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), the Borrowers shall prepay the outstanding amount of the Term Loans in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subsection (iv) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iii) Upon the consummation of an IPO, the Borrowers shall prepay the outstanding amount of the Term Loans in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by a Loan Party in connection therewith. The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale of Equity Interests otherwise prohibited by the terms and conditions of this Agreement.

(iv) Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding principal of the Loans in accordance with clause (d) below an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred or reasonably reserved for in connection with the collection of, or taxes paid or reasonably and in good faith reserved for with respect to, such Extraordinary Receipts, provided that such reserves shall be disclosed in writing by the Administrative Borrower to the Origination Agent and upon release of any such reserve the amount released shall be considered Extraordinary Receipts,

(v) Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(ii) or Section 2.05(c)(iv), as the case may be, up to $200,000 in the aggregate in any Fiscal Year (or, in the case of Extraordinary Receipts consisting of insurance proceeds, such greater amount as may be required pursuant to any binding Lease to be used to replace, repair or restore insured assets, if and only if such Lease requires such Loan Party to use such insurance proceeds to replace, repair or restore the premises subject to such Lease) of the Net Cash Proceeds from all such Dispositions and Extraordinary Receipts shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds and Extraordinary Receipts are used to replace, repair or restore properties or assets used in such Person's business, provided that (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds or Extraordinary Receipts, (B) the Administrative Borrower delivers a certificate to the Administrative Agent within 5 Business Days after any Loan Party's receipt of such Net Cash Proceeds or Extraordinary Receipts, as the case may be, stating that such Net Cash Proceeds or Extraordinary Receipts shall be used to replace, repair or restore properties or assets used in such Person's business within a period specified in such certificate not to exceed 90 days after the date of receipt of such Net Cash Proceeds or Extraordinary Receipts (which certificate shall set forth estimates of the Net Cash Proceeds or Extraordinary Receipts to be so expended), (C) such Net Cash Proceeds or Extraordinary Receipts are deposited in a Controlled Deposit Account, and (D) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (2) the occurrence of a Default under Section 9.01(a), (f) or (g) or any Event of Default, such Net Cash Proceeds or Extraordinary Receipts, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(i) or Section 2.05(c)(iv) as applicable.

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(vi) Contemporaneously with the delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(iii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ended December 31, 2013 or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(iii), on the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(iii) (such date of delivery or required date of delivery, as applicable, the "ECF Deadline"), if the aggregate amount of cash and Cash Equivalents of Peekay Acquisition and its Subsidiaries at the close of business on the ECF Deadline exceeds $4,000,000 (such excess is hereinafter referred to as the "Available Cash on Hand"), the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with clause (d) below in an amount equal to the lesser of (A) 50% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year (the "Excess Cash Flow Amount"), and (B) the Available Cash on Hand.

(d) Application of Payments. Each prepayment pursuant to Section 2.05 (c) above shall be applied, first, to the Term A Loans, until paid in full, and, second, to the Term B Loans, until paid in full. Notwithstanding the foregoing, upon the exercise of secured creditor remedies by the Administrative Agent, prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.04(b).

(e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) except in the case of prepayments referred to in Section 2.05(b)(ii)(B) or required pursuant to Section 2.05(c)(iv) or (vi), the Applicable Prepayment Premium, and (iii) if such prepayment would reduce the amount of the outstanding Loans to zero, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(f) Waiver of Certain Prepayments. Notwithstanding anything contained herein to the contrary, if the Borrowers are required to make any mandatory prepayment of the Term Loans pursuant to subsections (c)(i), (c)(iii), (c)(iv) or (c)(vi) above (each, a "Waivable Prepayment"), not less than two (2) Business Days prior to the date (the "Prepayment Date") on which the Borrowers are required to make such Waivable Prepayment, the Administrative Borrower shall notify the Administrative Agent in writing of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender's Pro Rata Share of such Waivable Prepayment and such Lender's option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Borrower and the Administrative Agent of its election to do so not later than 10:00 a.m. on the Prepayment Date (it being understood that any Lender that does not notify the Administrative Borrower and the Administrative Agent of its election to exercise such option on or before 10:00 a.m. on the Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Prepayment Date, the Borrowers shall pay to the Administrative Agent the amount of the Waivable Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Term Loans of such Lenders. The Borrower shall be permitted to retain any excess for working capital and general corporate purposes.

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(g) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06 Fees.

(a) Underwriting Fees. On or prior to the Effective Date, the Borrowers shall pay to the Administrative Agent (i) for the account of the Term A Loan Lenders, in accordance with their Pro Rata Shares, a non- refundable closing fee (the "Underwriting Fee  (Term A)") equal to 2% of the Total Term A Loan Commitment, and (ii) for the account of the Term B Loan Lenders, in accordance with their Pro Rata Shares, a non- refundable closing fee (the "Underwriting Fee (Term B)") equal to 3% of the Total Berm B Loan Commitment. The Underwriting Fee (Term A) and the Underwriting Fee (Term B) shall be deemed fully earned when paid.

(b) Administrative Agent Fee. From and after the Effective Date and until the Final Maturity Date, the Borrowers shall pay to the Administrative Agent for its own account, quarterly in arrears on the last day of each calendar quarter and on the date the Obligations are paid in full, an administrative fee, which shall accrue at the rate per annum of 0.24% of the average amount of the aggregate principal amount of the Loans outstanding from time to time during such period.

(c) Term A Agent. From and after the Effective Date and until the Final Maturity Date, the Borrowers shall pay to the Term A Agent for its own account, quarterly in arrears on the last day of each calendar quarter and on the date the Obligations are paid in full, an administrative fee, which shall be equal to $15,000 (or a pro rata portion of such amount, in the case of the final payment of such fee).

(d) Fee Letter. As and when due and payable under the terms of the Fee Letter, the Borrowers shall pay the fees set forth in the Fee Letter.

Section 2.07 Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Loans (a "Securitization") through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody's, Standard & Poor's or one or more other rating agencies (the "Rating Agencies"). The Loan Parties shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs or material liabilities on the Loan Parties and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan parties in any material respect to the economic or financial terms of the Loans; and (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization.

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Section 2.08 Taxes. (a) Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding Excluded Taxes (all such levies, imposts, deductions, charges withholdings and liabilities, other than Excluded Taxes, collectively or individually, "Taxes"). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Agent or any Lender, (i) the sum payable shall be increased by the amount (an "Additional Amount") necessary so that after making all required deductions for Taxes (including deductions for Taxes applicable to additional sums payable under this Section 2.08) such Agent or such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable Law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes"). Each Loan Party shall deliver to each Agent official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and each Lender harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.08) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d) Any Agent or any Lender claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.08 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Agent or such Lender to disclose any information such Agent or such Lender deems confidential and would not, in the sole determination of such Agent or such Lender, be otherwise disadvantageous to such Agent or such Lender.

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(e) If any Agent or Lender determines, in its sole judgment, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.08, it shall pay to the Administrative Borrower any amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Administrative Borrower, upon the request of such Agent or Lender, agrees to repay the amount paid over to the Administrative Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or Lender in the event such Agent or Lender is required to repay such refund to such Governmental Authority. Nothing in this paragraph (e) shall be construed to require any Agent or Lender to make available its tax returns (or any other information that it deems confidential) to any Loan Party or any other Person.

(f) The obligations of the Loan Parties, the Agents and the Lenders under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(g) On or before the date any Lender becomes a party to this Agreement or the date any Lender changes its applicable Lending Office by designating a new Lending Office, and at such time or times as reasonably requested by the Administrative Borrower or as prescribed by applicable law:

(i) Each Foreign Lender shall deliver to the Administrative Borrower and the Administrative Agent two (2) copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-8 IMY (with appropriate attachments thereto), or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Loan Parties under this Agreement and the other Loan Documents. In addition, in the case of a Foreign Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Foreign Lender hereby represents to the Administrative Agent and the Borrowers that such Foreign Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10- percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Peekay Acquisition and is not a controlled foreign corporation related to Peekay Acquisition (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Foreign Lender agrees that it shall promptly notify the Administrative Agent in the event any such representation is no longer accurate.

(ii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent and the Administrative Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent and the Administrative Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent and the Administrative Borrower as may be necessary for any Loan Party to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA" shall include any amendments made to FATCA after the date of this Agreement.

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(iii) Any Lender that is not a Foreign Lender shall, at the reasonable request of the Administrative Borrower or the Administrative Agent, deliver to the Administrative Borrower and the Administrative Agent two duly executed and properly completed copies of U.S. Internal Revenue Service Form W-9.

(iv) Notwithstanding clauses (i) and (iii) of this Section 2.08 (g), a Lender shall not be required to deliver any form pursuant to this Section 2.08(g) that such Lender is not legally able to deliver. Each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify the Administrative Borrower at any time it determines that it is no longer legally able to provide any previously delivered certificate to the Administrative Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).

(h) Each Lender represents that it is not, and agrees that at all times during the term of this Agreement will not be, a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(1) of the Internal Revenue Code) with respect to any Loan.

ARTICLE III

INCREMENTAL TERM FACILITY

Section 3.01 Requesting Incremental Term Loans. Subject to the terms and conditions hereof, the Lenders agree that the Administrative Borrower may, on any Business Day from time to time after the Effective Date, deliver a written notice to Administrative Agent and the Origination Agent (an "Incremental Request") requesting to add additional term loans (the "Incremental Term Loans"; and the credit facility for making any Incremental Term Loans is the "Incremental Term Facility") in minimum principal amounts of $1,000,000, provided that no more than three borrowings of Incremental Term Loans shall be available during the term of this Agreement and after the making of any Incremental Term Loan no additional Incremental Term Loan shall be available unless at least 60 days shall have elapsed. Each such Incremental Request shall specify (a) the date on which the Administrative Borrower proposes that the Incremental Term Loans shall be made, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Origination Agent after consultation with the other Lenders) after the date on which such notice is delivered to the Administrative Agent and the Origination Agent, (b) the amount of the Incremental Term Loans being requested, and (c) subject to Section 3.03, the portion of such Incremental Term Loans that will be Term A Loans and the portion of such Incremental Term Loans that will be Term B Loans.

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Section 3.02 Conditions to Incremental Term Loans. The making of any Incremental Term Loan shall be subject to the execution and delivery of an Incremental Facility Amendment (as defined below) and the requirement that, both immediately prior to and immediately after giving effect to such Incremental Facility Amendment and the making of any Incremental Term Loans pursuant thereto, (i) all conditions set forth in Section 5.02 shall have been satisfied, (ii) the Leverage Ratio calculated on a pro forma basis after giving effect to the incurrence of such proposed Incremental Term Loans and any Permitted Acquisition being financed with the proceeds of such Incremental Term Loans as of the end of the most recent fiscal quarter of the Parent for which financial statements shall have been furnished pursuant to Section 7.01(a)(ii)(A) shall not exceed the ratio set forth in Schedule 3.02, (iii) such Incremental Term Loan must constitute "Senior Debt" under each Subordination Agreement, (iv) the Administrative Borrower shall have delivered a certificate from an Authorized Officer certifying as to clauses (i), (ii), (iii) and (iv) to the Administrative Agent and the Origination Agent, together with calculations with respect to the Leverage Ratio in reasonable detail, (v) the final stated maturity date for any Incremental Term Loan shall be no earlier than the Final Maturity Date applicable to the Term Loans made on the Effective Date, (vi) the aggregate principal amount of all Incremental Term Loans made pursuant to this Agreement shall not exceed $60,000,000, and (vii) the Required Lenders shall have approved the making of such Incremental Term Loan.

Section 3.03 Allocation of Incremental Term Loans. The aggregate principal amount of any proposed Incremental Term Loans that may constitute Term A Loans shall not exceed an amount equal to (a) the then existing Incremental Term A Loan EBITDA Amount, minus (b) the aggregate principal amount of all Term A Loans then outstanding (the "Potential Incremental Term A Loan Amount"). Any portion of the requested Incremental Term Loans that exceeds the Potential Incremental Term A Loan Amount may be provided as Term B Loans. If Lenders agree to provide such Incremental Term Loans as Term A Loans but in an aggregate amount less than the Potential Incremental Term A Loan Amount, then such Loans may be provided as Term B Loans, as such Lenders and the Administrative Borrower may agree.

Section 3.04 Discretionary. The existing Lenders may, but shall not be obligated to, participate in any Incremental Term Facility on a pro rata basis. The Borrowers may seek one or more new Persons reasonably acceptable to the Origination Agent and the Borrower to be added as Lenders for purposes of participating in such remaining portion.

Section 3.05 Terms and Conditions of Incremental Term Loan. Any Incremental Term Loans shall be on same terms and conditions applicable to the other outstanding Term Loans (including, without limitation, the interest rate and upfront fees).

Section 3.06 Ranking; Use of Proceeds.

(a) Incremental Term Loans shall (i) constitute Term Loans, (ii) rank pari passu in right of payment and pari passu with respect to security with the other Loans, and (iii) shall share ratably in any prepayments of the other outstanding Term Loans.

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(b) The proceeds of any Incremental Term Loan may be used by the Borrowers solely to finance Permitted Acquisitions and to pay any fees and expenses incurred in connection such Permitted Acquisition and the incurrence of such Incremental Term Loans.

Section 3.07 Incremental Facility Amendment. Each Incremental Term Facility shall be evidenced by an amendment (an "Incremental Facility Amendment") to this Agreement, giving effect to the modifications permitted by this Article III, executed by the Borrowers, the Guarantors, the Agents and each Lender (including any new Lender, if any) providing a portion of such Incremental Term Facility, which such amendment, when so executed, shall amend this Agreement as provided therein. Each Incremental Term Facility shall also require such amendments to the other Loan Documents, and such other new Loan Documents, as the Agents deem necessary or appropriate to effect the modifications permitted by this Article III. The Borrowers agree to pay the reasonable fees, costs and expenses of the Agents relating to any Incremental Facility Amendment and the transactions contemplated thereby. Notwithstanding anything to the contrary in Section 12.02, neither the Incremental Facility Amendment, nor any such amendments to the other Loan Documents or such other new Loan Documents, shall be required to be executed or approved by any Person, other than the Loan Parties, the Required Lenders, the Lenders providing a portion of the Incremental Term Facility, the Administrative Agent and the Origination Agent, in order to be effective; provided that the execution and approval of the Administrative Agent in respect of any such Incremental Facility Amendment, any such amendment to the other Loan Documents or any such other new Loan Document shall not be unreasonably withheld or delayed. The effectiveness of any Incremental Facility Amendment shall be subject to, among other things, the satisfaction on the date thereof of each of the conditions set forth in Section 5.02, and, except as otherwise specified in the applicable Incremental Facility Amendment, the Origination Agent shall have received customary legal opinions, resolutions and other customary closing documents and certificates reasonably requested by the Agents in connection therewith.

ARTICLE IV

FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01 Audit and Collateral Monitoring Fees. The Borrowers acknowledge that pursuant to Section 7.01(f), representatives of the Agents and/or the Required Lenders may visit any or all of the Loan Parties and/or conduct audits, inspections, appraisals, valuations and/or field examinations of any or all of the Loan Parties, in each case, at any time and from time to time, provided that so long as no Default or Event of Default has occurred and is continuing, the foregoing shall be conducted at reasonable times during normal business hours and in a manner so as to not unduly disrupt the business of the Loan Parties. The Borrowers agree to pay (i) the examiner's out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, appraisals, valuations and field examinations and (ii) the cost of all visits, audits, inspections, appraisals, valuations and field examinations conducted by a third party on behalf of the Origination Agent, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers shall not be obligated to pay such costs, expenses and fees described above for more than two such visits, audits, inspections, appraisals, valuations and field examinations during any calendar year.

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Section 4.02 Payments; Computations and Statements. (a) The Borrowers will make each payment under this Agreement not later than 1:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent's Account. All payments received by the Administrative Agent after 1:00 p.m. (New York City time) on any Business Day shall be deemed received on the next succeeding Business Day. All payments shall be made by the Borrowers without set- off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders. After receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement; provided that the Administrative Agent will cause to be distributed all interest and fees received from the Borrowers not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent will, from time to time at the direction of the Origination Agent or the Required Lenders, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers under any Loan Document, and the Origination Agent agrees to use reasonable efforts to notify the Administrative Borrower of any charge to the Loan Account promptly after any charge to the Loan Account, provided that the failure to provide such notice shall not adversely affect the validity and effectiveness of any such charge to the Loan Account. Each of the Lenders and the Borrowers agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrowers shall be deemed an Obligation hereunder, which shall bear interest at the rate applicable to the Term Loans. The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Origination Agent's or the Required Lenders' discretion. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) The Administrative Agent shall provide the Administrative Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time generally used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrowers during such month, the amounts and dates of all Loans made to the Borrowers during such month, the amounts and dates of all payments on account of the Loans to the Borrowers during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrowers during such month and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is sent to the Administrative Borrower, shall be final and conclusive absent manifest error.

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Section 4.03 Sharing of Payments, Defaulting Lenders, Etc.

(a) The Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to the Administrative Agent for the Defaulting Lender's benefit, and, in the absence of such transfer to the Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender's Loan was funded by the other Lenders). This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, the Administrative Agent, and the Borrowers shall have waived such Defaulting Lender's default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loan and pays to the Administrative Agent all amounts owing by such Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrowers of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrowers at their option (or if the Borrowers elect not to, then the Origination Agent at its option), upon written notice from the Administrative Borrower and/or the Origination Agent, as applicable, to the Administrative Agent, to permanently replace the Defaulting Lender with one or more substitute Lenders (each, a "Replacement Lender") with the prior written consent of the Origination Agent, and the Defaulting Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Defaulting Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 12.07(b). Any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lenders' or the Borrowers' rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(b) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, but excluding payments received in respect of (i) assignments or participations permitted hereunder, (ii) fees pursuant to Section 2.06(b) and (c), (iii) Taxes pursuant to Section 2.08, (iv) collateral management pursuant to Section 4.01, (v) increased costs pursuant to Section 4.05 and reimbursements pursuant to Section 12.04 and indemnities pursuant to Section 12.15) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03(b) may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

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Section 4.04 Apportionment of Payments. Subject to any written agreement among the Agents and/or the Lenders:

(a) All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof and the audit and collateral monitoring fee provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or in the Fee Letter or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default the Administrative Agent may, and upon the direction of the Origination Agent or the Required Term A Loan Lenders or Required Term B Loan Lenders shall, apply all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees (other than the Specified Fees), expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees and indemnities then due and payable to the Lenders until paid in full; (iii) third, ratably to pay interest then due and payable in respect of each Term A Loan until paid in full; (iv) fourth, ratably to pay principal of the Term A Loan until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Term B Loan until paid in full; (vi) sixth, ratably to pay principal of the Term B Loan until paid in full; (vii) seventh, to the ratable payment of all other Obligations (other than the Specified Fees) then due and payable; (viii) eighth, to the ratable payment of the Specified Fees then due and payable; (ix) ninth, to the ratable payment of all other Obligations then due and payable until paid in full; and (x) tenth, to the Borrowers (or to whosoever shall be entitled thereto under applicable law).

(c) In each instance, so long as no Event of Default has occurred and is continuing, Section 4.04(b) shall not be deemed to apply to any payment by the Borrowers specified by the Administrative Borrower to the Administrative Agent to be for the payment of Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of a Term Loan in accordance with the terms and conditions of Section 2.05.

(d) For purposes of Section 4.04(b), (other than clause (ix)), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and loan fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for the purposes of clause (ix), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

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(e) In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

Section 4.05 Increased Costs and Reduced Return. (a) If any Lender or any Agent shall have determined that the adoption or implementation of, or any change in, any Law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or any Agent or any Person controlling any such Agent or any such Lender with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender or any Agent or any Person controlling any such Agent or any such Lender (in each case, whether or not having the force of law) (each, a "Change in Law"), shall (i) subject any Lender or Agent to any taxes (other than (A) any Taxes, (B) any Excluded Taxes and (C) any Other Taxes) on it loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Agent or such Lender or any Person controlling such Agent or such Lender or (iii) impose on such Agent or such Lender or any Person controlling such Agent or such Lender or any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Agent or such Lender of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Agent or such Lender hereunder, then, upon demand by such Agent or such Lender, the Borrowers shall pay to such Agent or such Lender such additional amounts as will compensate such Agent or such Lender for such increased costs or reductions in amount.

(b) If any Agent or any Lender shall have determined in good faith that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Agent or such Lender or any Person controlling such Agent or such Lender and such Agent or such Lender determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Agent's or such Lender's or such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Agent's or such Lender's such other controlling Person's capital to a level below that which such Agent or such Lender or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Agent's or such Lender's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, such Agent's or such Lender's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by such Agent or such Lender, the Borrowers shall pay to such Agent or such Lender from time to time such additional amounts as will compensate such Agent or such Lender for such cost of maintaining such increased capital or such reduction in the rate of return on such Agent's or such Lender's or such other controlling Person's capital.

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(c) All amounts payable under this Section 4.05 shall bear interest from the date that is ten (10) days after the date of demand by any Agent or any Lender until payment in full to such Agent or such Lender at the Reference Rate. A certificate of such Agent or such Lender claiming compensation under this Section 4.05, specifying the event herein above described in reasonable detail and the nature of such event shall be submitted by such Agent or such Lender to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Agent's or such Lender's reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender's right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine- month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) If any Lender requests compensation under Section 4.05, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 4.05, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby jointly and severally agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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Section 4.06 Joint and Several Liability of the Borrowers. (a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.06), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.06 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(b) The provisions of this Section 4.06 are made for the benefit of the Agents, the Lenders and their successors and permitted assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 4.06 shall remain in effect until all of the Obligations (other than Contingent Indemnification Obligations) shall have been paid in full or otherwise fully satisfied.

(c) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations (other than Contingent Indemnification Obligations) have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

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ARTICLE V

CONDITIONS TO LOANS

Section 5.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day when each of the following conditions precedent shall have been satisfied in a manner satisfactory to, or waived by, the Origination Agent:

(a) Payment of Fees, Etc. The Borrowers shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender by any Loan Party pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects (or, as to any such representation or warranty that is qualified by materiality, “Material Adverse Effect” or a similar materiality qualifier, in all respects) with the same effect as though such representations and warranties had been made on such date, (it being understood and agreed that any representation or warranty that by its terms is made as of a specified date shall be required to be true and correct in all material respects (or, as to any such representation or warranty that is qualified by materiality, “Material Adverse Effect” or a similar materiality qualifier, in all respects) only as of such specified date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making of the initial Loans shall not contravene any Laws applicable to any Agent or any Lender.

(d) Delivery of Documents. The Origination Agent and the Collateral Agent shall have received on or before the Effective Date the following, each in form and substance acceptable to the Origination Agent and, unless indicated otherwise, dated the Effective Date:

(i) a Perfection Certificate, duly executed by each Loan Party and completed in a manner satisfactory to the Origination Agent;

(ii) a Security Agreement, duly executed by each Loan Party, together with the original stock or other certificates representing all of the Equity Interests (to the extent such Equity Interests are certificated) and all promissory notes required to be pledged thereunder, accompanied by undated powers executed in blank and other proper instruments of transfer;

(iii) a UCC Filing Authorization Letter, duly executed by each Loan Party, together with evidence satisfactory to the Origination Agent of the filing of appropriate financing statements on Form UCC-1 in such office or offices as may be necessary or, in the opinion of the Origination Agent, desirable to perfect the security interests purported to be created by the Security Agreement;

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(iv) the results of searches for any UCC financing statements, tax Lien or judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Origination Agent, shall not show any such Liens (other than Permitted Liens acceptable to the Origination Agent);

(v) the Trademark Security Agreement, duly executed by each applicable Loan Party;

(vi) the Contribution Agreement, duly executed by each Loan Party;

(vii) the Flow of Funds Agreement, duly executed by each of the parties thereto;

(viii) the Fee Letter, duly executed by the Borrowers;

(ix) the Intercompany Subordination Agreement, duly executed by each Loan Party;

(x) the Subordination Agreement (Peekay), duly executed by the parties thereto;

(xi) the Collateral Assignment of Acquisition Documents (Peekay), duly executed by Peekay SPA, LLC and duly consented to by each Seller that is a party to the Acquisition Agreement (Peekay);

(xii) a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the Transactions contemplated by the Transaction Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Transaction Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(xiii) a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Transaction Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(xiv) a certificate of the appropriate official(s) of the jurisdiction of organization and each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such jurisdictions;

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(xv) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party (except with respect to any Loan Party organized in California), which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction;

(xvi) a copy of the Governing Documents of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

(xvii) opinions of counsel to the Loan Parties, including (A) an opinion of Jones Day as to matters of California, Delaware, New York and Texas law, (B) an opinion of other counsel reasonably acceptable to the Origination Agent as to matters of Washington law and (C) such other opinions as the Origination Agent may reasonably request;

(xviii) a certificate of an Authorized Officer of the Administrative Borrower, certifying as to the matters set forth in Section 5.01(b);

(xix) a certified copy of the Financial Statements;

(xx) a certificate of the chief financial officer or treasurer of the Parent, certifying as to the Solvency of the Loan Parties (taken as a whole), which certificate shall be satisfactory in form and substance to the Origination Agent;

(xxi) a Landlord Waiver, executed by each landlord with respect to each Lease for which Schedule 6.01(o)  indicates that a Landlord Waiver will be required prior to the Effective Date;

(xxii) copies of the Acquisition Documents (Peekay), the Acquisition Documents (Christals) and the Credit Card Agreements as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Administrative Borrower, together with a certificate of an Authorized Officer of the Administrative Borrower stating that such agreements are in full force and effect against the Loan Parties and, to the knowledge of such Authorized Officer, the other parties thereto, and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xxiii) evidence of the payment in full of all Indebtedness under the Existing Credit Facility, together with (A) a termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by the applicable Loan Parties and the Existing Lender, (B) a termination of the assignment of insurance executed in connection with the Existing Credit Facility, (C) a termination of each control agreement executed in connection with the Existing Credit Facility, and (D) UCC-3 termination statements for all UCC-1 financing statements filed by the Existing Lender and covering any portion of the Collateral;

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(xxiv) completed form W-9 from the Administrative Borrower; and

(xxv) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Origination Agent in form and substance, as the Origination Agent may reasonably request.

(e) Material Adverse Effect. The Origination Agent shall have determined, in its judgment, that no event or development shall have occurred since December 31, 2011 which could reasonably be expected to have a Material Adverse Effect.

(f) Consummation of Acquisition. Concurrently with the making of the initial Loans, (i) Peekay SPA, LLC shall have purchased pursuant to the Acquisition Documents (Peekay) (no provision of which shall have been amended or otherwise modified or waived without the prior written consent of the Agents), and shall have become the owner, free and clear of all Liens other than Permitted Liens, of all of the Acquisition Assets (Peekay) for an acquisition purchase price payable to the Sellers not in excess of $37,150,000, (ii) the proceeds of the initial Loans shall have been applied in full to pay the Acquisition Purchase Price payable pursuant to the Acquisition Documents (Peekay) for the Acquisition Assets (Peekay) (excluding the portion of such Acquisition Purchase Price to be paid pursuant to the Subordinated Notes (Peekay) and any working capital adjustment) and the closing and other costs relating thereto and (iii) each of Peekay Acquisition, Peekay SPA, LLC, Kris Butt, Brian Barnett and Rick Barnett shall have fully performed all of the obligations to be performed by such Person under the Acquisition Documents (Peekay).

(g) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the consummation of the Transactions (other than approvals required to be obtained after the Effective Date pursuant to Section 7.01(t)) shall have been obtained and shall be in full force and effect.

(h) Seller Debt Documents. The Seller Debt Documents shall be in form and substance satisfactory to the Origination Agent, and no default, event of default or similar event shall then exist or result from the consummation of any of the Transactions.

(i) Security Interests in Collateral. The Agents shall have received satisfactory evidence that each Loan Party has sufficient right, title and interest in and to the Collateral and other assets that it purports to own (including appropriate licenses under copyright), as set forth in the documents and other materials presented to the Lenders, to grant to the Collateral Agent (for the benefit of the Agents and the Lenders) the security interests contemplated by the Loan Documents.

(j) Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Origination Agent and its counsel, and the Origination Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Origination Agent or such counsel may reasonably request.

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(k) Liens; Priority. The Origination Agent shall be satisfied that the Collateral Agent has been granted, and holds, for the benefit of the Agents and the Lenders, a perfected (subject to the completion of the actions required pursuant to Section 7.01 (t)), first priority Lien on and security interest in all of the Collateral, subject only to Permitted Liens.

(l) Litigation. There shall exist no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or threatened in any court or before any arbitrator or Governmental Authority that (i) relates to the Loans or any of the other Transactions, or (ii) which, in the judgment of the Origination Agent, could reasonably be expected to have a Material Adverse Effect.

(m) Due Diligence. The Lenders shall have completed their business, legal and collateral due diligence with respect to each Loan Party and the results thereof shall be acceptable to the Lenders, in their sole and absolute discretion.

(n) Subordinated Debt. The terms, conditions, form and substance of any subordinated debt (including, without limitation, the Subordinated Notes (Christals) and the Subordinated Notes (Peekay)) shall be acceptable to the Agents and the Required Lenders, including, without limitation, the terms and conditions of the subordination.

(o) Capital Structure. The capital structure of the Loan Parties, including, without limitation, the identity of the beneficial owners of the outstanding capital stock of the Loan Parties and the terms of any outstanding indebtedness shall be satisfactory to the Agents and the Required Lenders, in their sole discretion.

Section 5.02 Conditions Precedent to All Loans After the Effective Date. The obligation of any Agent or any Lender to make any Loan after the Effective Date is subject to the fulfillment, in a manner satisfactory to the Administrative Agent, of each of the following conditions precedent:

(a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable by the Borrower pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrower's acceptance of the proceeds of such Loan shall be deemed to be a representation and warranty by each Loan Party on the date of such Loan that: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan are true and correct in all material respects (or, as to any such representation or warranty that is qualified by materiality, “Material Adverse Effect” or a similar materiality qualifier, in all respects) with the same effect as though such representations and warranties had been made on such date (it being understood and agreed that any representation or warranty that by its terms is made as of a specified date shall be required to be true and correct in all material respects (or, as to any such representation or warranty that is qualified by materiality, “Material Adverse Effect” or a similar materiality qualifier, in all respects) only as of such specified date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, on such date and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

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(c) Legality. The making of such Loan shall not contravene any Law applicable to any Agent or any Lender.

(d) Notices of Borrowing. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

(e) Proceedings; Receipt of Documents. All proceedings in connection with the making of such Loan and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agents and their counsel and the Required Lenders, and the Agents and such counsel and the Required Lenders shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to the Agents and the Required Lenders, as any Agent or the Required Lenders may reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of the state, jurisdiction, province or country of its incorporation, organization or formation, as the case may be, (ii) has all requisite corporate or limited liability power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the Transactions contemplated hereby and thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this clause (iii)) where the failure to be so qualified could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, and the consummation of the Transactions, (i) have been duly authorized by all necessary corporate or limited liability company action, (ii) do not and will not contravene any of its Governing Documents, any applicable Law, any Acquisition Document, any Credit Card Agreement or any material contract binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval applicable to its operations or any of its properties.

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(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party or the consummation of the Transactions, except (i) those obtained or made on or prior to the date hereof and are in full force and effect and (ii) as contemplated by the Security Agreement, any actions or filings to perfect the liens and security interests granted under the applicable Loan Documents

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

(e) Capitalization; Subsidiaries. Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation, share capital (authorized, issued and outstanding) and ownership of the outstanding Equity Interests of the Subsidiaries of the Parent in existence as of the Effective Date. All of the issued and outstanding shares of Equity Interests of such Subsidiaries have been validly issued and are fully paid and non-assessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such Equity Interests are owned by the Parent or one or more of its Wholly Owned Subsidiaries, free and clear of all Liens other than the Liens granted to the Collateral Agent pursuant to the Loan Documents and Permitted Liens. There are no outstanding debt or equity securities of such Subsidiaries and no outstanding obligations of such Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from any of such Subsidiaries, or other obligations of any such Subsidiary to issue, directly or indirectly, any shares of Equity Interests of any Subsidiary of the Parent.

(f) Litigation; Commercial Tort Claims. Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any Transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

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(g) Financial Condition. The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present in all material respects the consolidated financial condition of the Loan Parties specified therein as at the respective dates thereof and the consolidated results of operations of the Loan Parties specified therein for the fiscal periods ended on such respective dates, all in accordance with GAAP (or, in the case of the Peekay Financial Statements, in accordance with the Companies Accounting Principles (as defined in the Acquisition Agreement (Peekay)), except as otherwise indicated in the notes to such financial statements, the absence of footnotes and normal year-end adjustments. All material indebtedness and other material liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long- term commitments), direct or contingent, of the Parent and its Subsidiaries are set forth in the Financial Statements (to the extent required to be set forth therein by GAAP). Since December 31, 2011 no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(h) Compliance with Law, Rules, Etc. No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any Law, or (iii) any material term of any Contractual Obligation (including, without limitation, any Acquisition Document or Credit Card Agreement) binding on or otherwise affecting it or any of its properties, except to the extent that any such violation described in clause (ii) or (iii) could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

(i) ERISA. No Loan Party nor any of its ERISA Affiliates contributes to, sponsors, maintains or has an obligation to contribute to or maintain any Multiemployer Plan or any defined benefit plan and has not at any time prior to the date hereof established, sponsored or maintained, been a party to and has not at any time prior to the date hereof contributed or been obligated to contribute to or maintain any Multiemployer Plan or any defined benefit plan.

(j) Taxes, Etc. All Federal, state, material local and material foreign tax returns and other reports required by applicable Law to be filed by any Loan Party have been properly and timely filed, or extensions have been properly and timely obtained, and all Federal, state, material local and material foreign taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid in full, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

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(l) Nature of Business.

(i) No Subsidiary of the Parent is engaged in any business other than the business of owning and operating retail stores in the field of novelty items, gifts and lingerie and other businesses that are reasonably related thereto.

(ii) The Parent is a passive holding company and does not (A) have any material liabilities (other than liabilities arising under the Loan Documents, the Subordinated Notes (Christals) and the Acquisition Agreement (Christals)), (B) own any material assets (other than the Equity Interests issued by Peekay Acquisition) or (C) engage in any operations or business (other than (1) the ownership of the Equity Interests issued by Peekay Acquisition, (2) the maintenance of its existence, (3) the issuance of its own Equity Interests (in compliance with the other terms of this Agreement), (4) receiving and disbursing dividends and distributions and disbursing dividends and distributions and making Investments, in each case to the extent permitted under this Agreement, (5) preparing reports to Governmental Authorities and the holders of its Equity Interests and (6) performance of its obligations under the Loan Documents, the Subordinated Notes (Christals) and the Acquisition Agreement (Christals) and de minimis activities directly related to the foregoing).

(iii) Peekay Acquisition is a passive holding company and does not (A) have any material liabilities (other than liabilities arising under the Loan Documents, the Subordinated Notes (Peekay) and the Subordination Agreement (Peekay)), (B) own any material assets (other than the Equity Interests issued by Peekay SPA, LLC and the Christals Subsidiaries) or (C) engage in any operations or business (other than (1) the ownership of the Equity Interests issued by Peekay SPA, LLC and the Christals Subsidiaries), (2) the maintenance of its existence, (3) the issuance of its own Equity Interests (in compliance with the other terms of this Agreement), (4) receiving and disbursing dividends and distributions and disbursing dividends and distributions and making Investments, in each case to the extent permitted under this Agreement, (5) preparing reports to Governmental Authorities and the holders of its Equity Interests and (6) performance of its obligations under the Loan Documents, the Subordinated Notes (Peekay) and the Subordination Agreement (Peekay) and de minimis activities directly related to the foregoing).

(m) Adverse Agreements, Etc. No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

(n) Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent such failure to have or to comply with the foregoing could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such material permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

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(o) Properties. (i) Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all material property and material assets, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted and except to the extent the failure to have such properties and assets in good working order and condition could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect

(ii) Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party and identifies the interest (fee or leasehold) of such Loan Party therein. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party. True, complete and correct copies of each such Lease have been delivered to the Agents prior to the Effective Date. Schedule 6.01(o) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party (except with respect to any leasehold mortgage or Landlord Waiver the consent of the other parties thereto), except as set forth on Schedule 6.01(o). To the best knowledge of any Loan Party, no other party to any such Lease is in default of any of its material obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default on any Loan Party's material obligations under any such Lease.

(iii) No Loan Party has any knowledge of any action taken by any court or other Governmental Authority (A) to enjoin, restrain or close any Store of a Loan Party, (B) to refuse to renew or grant any certificate of occupancy with respect to a Store or other facility of a Loan Party, or (C) alleging any unremedied code or other violation of any material ordinance (including, without limitation, any zoning ordinance) with respect to any Loan Party or Store or other facility of a Loan Party.

(p) Full Disclosure. Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that as of the Effective Date, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) taken as a whole, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information and any other forward- looking acts information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared. There is no fact that could reasonably be expected to have a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto. All material indebtedness and other material liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long- term commitments), direct or contingent, of the Parent and its Subsidiaries as of the Effective Date have been disclosed to the Agents and the Lenders in writing prior to the Effective Date.

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(q) Operating Lease Obligations. On and as of the Effective Date, none of the Loan Parties has any Operating Lease Obligations other than (i) the Operating Lease Obligations set forth on Schedule 6.01(q) (which includes each Lease with respect to any Store) and (ii) any Operating Lease Obligations providing for scheduled rental payments of less than $10,000 in any 12-month period.

(r) Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen's compensation insurance in the amount required by applicable Law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, (iv) directors and officers liability insurance, and (v) such other insurance as may be required by Law. Schedule 6.01(r) sets forth a list of all insurance maintained by each Loan Party on the Effective Date. (s) Use of Proceeds. The proceeds of the Loans made on the Effective Date shall be used (a) by Peekay Acquisition to make a loan to the Parent, which will use such proceeds to repay the Existing Credit Facility in full, (b) by Peekay SPA, LLC to pay the acquisition purchase price payable pursuant to the Acquisition Documents (Peekay) in the aggregate amount not to exceed $37,150,000, and (c) by the Borrowers for working capital purposes, and to pay fees, costs and expenses in connection with the Transactions.

(t) Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and before and immediately after giving effect to each Loan, the Loan Parties on a consolidated basis are Solvent.

(u) Location of Bank Accounts. Schedule 6.01 (u) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(v) Intellectual Property. Except as set forth on Schedule 6.01(v), each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, registered copyrights, copyright applications, industrial designs, domain names and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.01(v)  is a list as of the Effective Date of all such registered patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights, copyright applications and registered domain names and other intellectual property rights of each Loan Party. To the knowledge of each Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened (in writing), except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(w) Seller Notes; Material Contracts.

(i) There are no instruments, agreements or other writings guaranteeing any Seller Note (including, without limitation, any Subordinated Note (Peekay) or any Subordinated Note (Christals)) or securing any Indebtedness evidenced thereby. The Seller Notes are not secured by any Lien, and are not the subject of any guaranty or other similar instrument. There are no instruments, agreements or other arrangements, written or oral, in respect of the Seller Notes, other than the Subordinated Documents and the Acquisition Documents governing the related Acquisition (true, correct and complete copies of which have been furnished to the Origination Agent).

(ii) Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all contracts and agreements material to the business, operations, financial condition or prospects of the Loan Parties (including, without limitation, all Seller Debt Documents), showing the parties and subject matter thereof and amendments and modifications thereto, and each such contract and agreement (including, without limitation, each Seller Note) (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified except as specified on Schedule 6.01(w), and (iii) is not in default due to the action or omission of any Loan Party or, to the knowledge of any Loan Party, any other party thereto.

(x) Investment Company Act. None of the Loan Parties is (i) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(y) Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened in writing against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or (iii) to the best knowledge of each Loan Party , no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar statute, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(z) Interrelated Business. The Loan Parties make up a related organization of various entities constituting a single economic and business enterprise so that the Loan Parties share an identity of interests such that any benefit received by any one of them benefits the others. From time to time each Loan Party may render services to or for the benefit of the other Loan Parties, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Loan Parties (including inter alia, the payment by such Loan Party of creditors of the other Loan Parties and guarantees by such Loan Party of indebtedness of the other Loan Parties and provides administrative, marketing, payroll and management services to or for the benefit of the other Loan Parties).

(aa) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(aa)  sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization, formation or incorporation of each Loan Party, (iii) the organizational identification number, (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party, and (vi) the federal employer identification number of each Loan Party.

(bb) Security Interests. Each Security Document creates in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 5.01(d) and the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and the payment of all fees required in connection with the foregoing, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests (subject only to Permitted Liens), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable Law, (ii) the recording of the Collateral Assignments for Security pursuant to each Security Document in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights and (iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

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(cc) Transaction Documents. The Parent has delivered to the Agents a complete and correct copy of the Transaction Documents (other than immaterial documents) in effect as of the Effective Date (excluding for the purposes of this Section any Loan Document), including all schedules and exhibits thereto. As of the Effective Date, the Transaction Documents set forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby. The execution, delivery and performance of each Transaction Document has been duly authorized by all necessary corporate or limited liability company action (including, without limitation, the obtaining of any consent of stockholders or other holders of Equity Interests required by law or by any applicable corporate or other organizational documents) on the part of each such Loan Party party thereto. No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for any of the transactions contemplated thereby other than such as have been obtained on or prior to the Effective Date. Each Transaction Document is the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such parties in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws governing creditor's rights generally. Set forth on Schedule 1.01(B) is a list of all of the Transaction Documents in effect as of the Effective Date (other than the Loan Documents and any immaterial documents).

(dd) Credit Card Agreements. Set forth in Schedule 6.01(dd)  is a correct and complete list of (i) all of the Credit Card Agreements existing as of the Effective Date between and/or among any Loan Party, any of its Affiliates, the Credit Card Issuers, the Credit Card Processors and any of their affiliates, and (ii) the term of such Credit Card Agreements. The Credit Card Agreements constitute all of such agreements necessary for each Loan Party to operate its business as presently conducted with respect to credit cards and debit cards. Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights. To the knowledge of each Loan Party, no default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or an event of default under any of the Credit Card Agreements exists or has occurred and is continuing. Each Loan Party and, to each Loan Party's knowledge, the other parties thereto, have complied with all of the terms and conditions of the Credit Card Agreements to the extent necessary for such Loan Party to be entitled to receive all payments thereunder. The Loan Parties have delivered, or caused to be delivered to the Agents, true, correct and complete copies of all of the Credit Card Agreements.

(ee) Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for Inventory in transit) other than (i) those locations listed on Schedule 6.01(ee), (ii) any location with Collateral having an aggregate book value of less than $25,000, and (iii) any other locations in the continental United States for which such Loan Party has provided notice to the Collateral Agent in accordance with Section 7.01(m) and, if necessary, a written subordination or waiver or collateral access agreement in accordance with Section 7.01 (n). Schedule 6.01(ee)  hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party having a fair market value of more than $25,000 is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns.

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(ff) Suppliers. There exists no actual or threatened (in writing) termination, cancellation or limitation of, or modification to or change adverse in any material respect to the interests of the Loan Parties in, the business relationship between any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party; and there exists no present state of facts or circumstances that could reasonably be expected to give rise to or result in any such termination, cancellation, limitation, modification or change.

(gg) Consummation of Acquisition. All conditions precedent to the Acquisition Agreement (Peekay) have been fulfilled or (with the prior written consent of the Origination Agent) waived, as of the Effective Date no Acquisition Document (Peekay) has been amended or otherwise modified without the prior written consent of the Origination Agent, and as of the Effective Date there has been no breach of any material term or condition of any Acquisition Document (Peekay) by Peekay SPA, LLC or (to the knowledge of any Loan Party) any other party thereto.

(hh) Senior Indebtedness, Etc. Peekay Acquisition and Peekay SPA, LLC have the power and authority to incur the Subordinated Indebtedness provided for under the Subordinated Notes (Peekay) and has duly authorized, executed and delivered the Subordination Agreement (Peekay). The Parent has issued, pursuant to due authorization, the Subordinated Notes (Peekay) under the Acquisition Agreement (Peekay). The Subordinated Notes (Peekay) constitute the legal, valid and binding obligation of Peekay Acquisition and Peekay SPA, LLC, enforceable against Peekay Acquisition and Peekay SPA, LLC in accordance with their terms. The subordination provisions of the Subordination Agreement (Peekay) are and will be enforceable against the holders of the Subordinated Notes (Peekay) by the holders of any Senior Obligations (as defined in the Subordination Agreement (Peekay)). All Obligations, including, without limitation, those to pay principal of and interest (including post-petition interest) on the Loans and fees and expenses in connection therewith, constitute Senior Indebtedness (as defined in the Subordinated Notes (Peekay)), and all such Obligations are entitled to the benefits of the subordination created by the Subordination Agreement (Peekay). The Loan Parties acknowledge that the Agents and the Lenders are entering into this Agreement, and making the Term Loans, in reliance upon the subordination provisions of the Subordination Agreement (Peekay) and this clause (hh).

(ii) Landlord Correspondence. The Parent has delivered to the Origination Agent all recent correspondence between the Parent or any of its Subsidiaries with any Christals Seller or any of their Affiliates, including, without limitation, any Affiliate that is a landlord with respect to any Store leased to a Loan Party (other than customary correspondence as to routine matters).

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(jj) Anti-Terrorism Laws.

(i) General. None of the Loan Parties nor any Affiliates of any Loan Parties, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws.

(ii) None of the Loan Parties, nor any Affiliates of any Loan Parties, or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each, a "Blocked Person"):

(A) a Person that is prohibited pursuant to any of the OFAC Sanctions Programs, including a Person named on OFAC's list of Specially Designated Nationals and Blocked Persons;

(B) a Person that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in (A), above;

(C) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D) a Person that is affiliated or associated with a Person described in (A) through (C), above;

(iii) None of the Loan Parties, nor any of their agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs;

(iv) None of the Loan Parties, nor any of their agents acting in any capacity in connection with the Loans or other transaction hereunder is a "money services business" as defined in 31 C.F.R. § 103.11(uu).

(kk) Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and all representations and warranties by the Loan Parties in the other Loan Documents are true and correct in all material respects (or, as to any such representation or warranty that is qualified by materiality, “Material Adverse Effect” or a similar materiality qualifier, in all respects). No Default or Event of Default has occurred and is continuing.

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ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (other than Contingent Indemnification Obligations) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a) Reporting Requirements. Furnish to the Administrative Agent and each Lender:

(i) as soon as available and in any event within 30 days (or, in the case of periods ending prior to July 1, 2013, 45 days) after the end of each of the first two fiscal months of each fiscal quarter of the Parent and its Subsidiaries, commencing with the month ending January 31, 2013:

(A) internally prepared consolidated balance sheets, consolidated statements of operations (including month-over-month sales comparison, average ticket price, conversion (where available), and units per transaction data for each store then in operation) and retained earnings and consolidated statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (I) the financial statements for the immediately preceding Fiscal Year, and (II) the projections delivered pursuant to Section 7.01(a) (v), all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Parent and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP applied consistently, subject to the absence of footnotes and normal year-end and audit adjustments;

(B) reports in form and detail reasonably satisfactory to the Origination Agent (which reports may be waived by the Origination Agent) and certified by an Authorized Officer of the Administrative Borrower as being accurate and complete, (I) listing all Accounts Receivable of the Loan Parties as of such day, which shall include the amount and age of each such Account Receivable, showing separately those which are more than 30, 60, 90 and 120 days old and a description of all Liens, set- offs, defenses and counterclaims with respect thereto, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this clause (B) (I) for the immediately preceding fiscal month, the name and mailing address of each Account Debtor with respect to each such Account Receivable and such other information as the Origination Agent may request, (II) listing all accounts payable of the Loan Parties as of each such day which shall include the amount and age of each such account payable, the name and mailing address of each account creditor and such other information as any Agent may request, and (III) listing all Inventory (by category) of the Loan Parties as of each such day, and containing a breakdown of such Inventory by type and amount, the cost and the current market value thereof (by location), the warehouse location and such other information as any Agent may request, all in detail and in form satisfactory to the Origination Agent; and

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(C) for each new Store open for less than 12 months as of such calendar month, an updated budget for such new Store (I) showing actual expenses versus budgeted expenses for such new Store from the original budget delivered for such new Store, (II) containing a management summary discussing any negative variances contained therein from the original budget (or any prior draft of such budget delivered to the Administrative Agent), (III) detailing any changes that have occurred or that management reasonably believes will occur, in the timing of construction, opening or construction progress with respect to such new Store and (IV) containing a description of any changes to the original budget arising from the preceding clause (III), or otherwise, that management reasonably anticipates (in each case unless waived by the Origination Agent);

(ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries, commencing with the fiscal quarter of the Parent and its Subsidiaries ending June 30, 2013:

(A) consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (I) commencing with the first fiscal quarter of 2014, the financial statements for the immediately preceding Fiscal Year and (II) the projections delivered pursuant to Section 7.01(a)(v), all in reasonable detail and certified by an Authorized Officer of the Parent and its Subsidiaries as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter and for such year- to-date period, in accordance with GAAP applied consistently, subject to the absence of footnotes and normal year-end and audit adjustments;

(B) (I) shrinkage reports and cycle counts and physical counts of Inventory prepared by or on behalf of any Loan Party (II) a summary of any material dispute with a landlord in respect of a Lease, (III) any changes in senior management of a Loan Party during such preceding fiscal quarter, (IV) a summary of the opening of any retail store by a competitor during such fiscal quarter that could reasonably be expected to actively compete with any Store of a Loan Party, and (V) copies of the monthly statements received during such preceding fiscal quarter by any Loan Party from any Credit Card Issuers or Credit Card Processors, together with such additional information with respect thereto as shall be reasonably sufficient to enable the Agents to monitor the transactions pursuant to the Credit Card Agreements (in each case unless waived by the Origination Agent);

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(iii) as soon as available and in any event within 120 days after the end of each Fiscal Year of the Parent and its Subsidiaries, commencing with the Fiscal Year of the Parent and its Subsidiaries ending December 31, 2013, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year (and, if requested by the Origination Agent or the Required Lenders, such statements on a Store-by-Store basis, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) commencing in 2014, the financial statements for the immediately preceding Fiscal Year, and (B) the projections delivered pursuant to Section 7.01(a)(v), all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Origination Agent (which opinion shall be without any qualification or exception as to the scope of such audit), together with a written statement of such accountants (x) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (y) if such accountants shall have obtained any knowledge of the existence of such an Event of Default or such Default, describing the nature thereof;

(iv) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action, if any, which the Parent and its Subsidiaries propose to take or have taken with respect thereto, (B) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a), attaching a schedule showing the calculation of the financial covenants specified in Section 7.03, (C) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a), including a discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the financial projections for such period and the figures for the corresponding period in the previous Fiscal Year, and (D) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a), a summary of all material insurance coverage maintained as of the date thereof by any Loan Party and all material insurance coverage planned to be maintained by any Loan Party, together with such other related documents and information as the Origination Agent may reasonably require;

(v) (A) as soon as available and in any event not later than 30 days prior to the end of each Fiscal Year, financial projections for the Parent and its Subsidiaries, prepared on a monthly basis and otherwise in form and substance reasonably satisfactory to the Origination Agent, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries and (B) as soon as available and in any event not later than 30 days prior to the end of each fiscal quarter, financial projections for the Parent and its Subsidiaries, prepared on a monthly basis and otherwise in form and substance satisfactory to the Agents, for each remaining quarterly period in such Fiscal Year, all such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Parent to be reasonable at the time made and from the best information then available to the Parent;

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(vi) at the time of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a), a certificate, certified by an Authorized Officer of the Parent, confirming that there have been no changes to the information contained in each of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (vi) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained therein;

(vii) (A) as soon as possible and in any event within 5 Business Days after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority, and (B) as soon as possible and in any event within 5 Business Days after receipt thereof, copies of any material notice that any Loan Party receives from any court or other Governmental Authority or other regulatory body or any arbitrator;

(viii) as soon as possible and in any event within 3 Business Days after any Authorized Officer of any Loan Party obtains knowledge of (A) the occurrence of an Event of Default or Default, or (B) the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of the foregoing and the action which the affected Loan Party proposes to take with respect thereto;

(ix) promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(x) promptly but in any event not later than five Business Days after receipt, a copy (or in the case of clause (D), below a detailed description) of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; (C) notice of a violation, citation or other administrative order pursuant to any Environmental Law which could reasonably be expected to have a Material Adverse Effect and (D) knowledge of any reportable Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries;

(xi) as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Acquisition Document, Seller Note or Credit Card Agreement;

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(xii) as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Equity Interests of, or all or any substantial portion of the assets of, any Loan Party;

(xiii) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the financial statements or books thereof (it being understood that this clause shall not require the Loan Parties to furnish to the Administrative Agent and the Lenders the audit working papers submitted by the Loan Parties to their auditors); and

(xiv) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party or the Collateral as the Origination Agent and/or the Required Lenders from time to time may reasonably request.

(b) Additional Guaranties and Collateral Security. Cause:

(i) each Subsidiary of any Loan Party not in existence on the Effective Date, to execute and deliver to the Collateral Agent promptly, and in any event within three Business Days after the formation, acquisition or change in status thereof (or such other deadline as the Origination Agent may agree to), (A)(x) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor and (y) a Guaranty, to the extent required under the applicable Laws, (B) a Security Document or a supplement to the applicable existing Security Documents, together with (x) certificates, if any, evidencing all of the Equity Interests of any Person owned by such Subsidiary, (y) to the extent certificates for the Equity Interests exist, undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Origination Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (C) Credit Card Acknowledgements with respect to any Credit Card Agreements of such Subsidiary, (D) one or more Mortgages creating on any Material Real Property of such Subsidiary a perfected, first priority Lien (subject only to Permitted Liens) on such real property and such other Real Estate Deliverables as the Origination Agent may reasonably require with respect to such real property, and (E) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Origination Agent in order to create, perfect, establish the first priority of (subject only to Permitted Liens) or otherwise protect any Lien purported to be covered by any such Security Document or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that substantially all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii) each owner of the Equity Interests of any such Subsidiary of a Loan Party to execute and deliver promptly and in any event within three Business Days after the formation or acquisition of such Subsidiary (or such later deadline as the Origination Agent may agree to) a Security Document or supplement to an existing Security Document, as applicable, creating a security interest in such Equity Interests, together with (A) certificates, if any, evidencing all of the Equity Interests of such Subsidiary, (B) to the extent certificates for Equity Interests exist, undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Origination Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents with respect thereto reasonably requested by the Origination Agent.

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(c) Compliance with Laws, Etc.  (i) Comply, and cause each of its Subsidiaries to comply, with all Laws (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), except in the case of this clause (i) for any noncompliance that could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and (ii) pay, and cause each of its Subsidiaries to pay, before the same become delinquent all federal, state and other material taxes, material assessments and material governmental charges or material levies imposed upon it or upon its income or profits or upon any of its properties, and all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except in the case of this clause (ii) to the extent contested in good faith by proper proceedings that stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which reserves have been set aside for the payment thereof in accordance with GAAP or to the extent the aggregate amount of all such obligations and liabilities secured by such Lien or charge is less than $50,000.

(d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, (i) its existence, rights and privileges, and (ii) become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except in the case of clause (ii) to the extent that the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete (in all material respects) entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection and Audit Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of the Origination Agent and/or the Required Lenders at any time and from time to time at the expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives, provided that (i) so long as no Default or Event of Default has occurred and is continuing, in each case, the foregoing shall be conducted at reasonable times during normal business hours and in a manner so as to not unduly disrupt the business of the Loan Parties, and (ii) the obligation of the Loan Parties to pay for the fees, costs and expenses incurred by the Agents and the Lenders in connection with the foregoing shall be subject to the limitations set forth in Section 4.01. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of the Origination Agent and/or the Required Lenders in accordance with this Section 7.01(f).

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(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, in each case extent to the extent that the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(h) Observance of Agreements. Duly observe and perform, and cause each of its Subsidiaries to duly observe and perform, all terms and conditions of all agreements and other contracts to which it is a party and diligently protect and enforce (or cause to be protected and enforced) the rights of the Loan Parties under all such agreements in a manner consistent with prudent business judgment and subject to the terms and conditions of such agreements as from time to time in effect, in each case extent to the extent that the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(i) Maintenance of Insurance.

(i) Maintain, and cause each of its Subsidiaries to maintain, insurance (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with responsible and reputable insurance companies or associations with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Origination Agent.

(ii) All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other customary provisions as the reasonably Origination Agent may require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for the insurer to provide or, with the prior written consent of the Origination Agent, endeavor to provide, not less than 30 days' (or 10 days' in the event of non- payment of premiums) prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers' expense and without any responsibility on the Collateral Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

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(j) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(k) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any material Environmental Liens, (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws and provide to the Origination Agent any documentation of such compliance which the Origination Agent may reasonably request, and (iii) if any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries occurs, take any Remedial Actions required to abate said Release.

(l) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Origination Agent and/or the Required Lenders may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject only to Permitted Liens) any of the Collateral of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby (subject only to Permitted Liens), and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document (including, without limitation, upon the occurrence of an Event of Default, causing each Credit Card Issuer and Credit Card Processor to direct all payments (due to any Loan Party) of all credit card charges submitted by any Loan Party to such Credit Card Issuer and Credit Card Processor to the Cash Management Accounts). In furtherance of the foregoing, to the maximum extent permitted by applicable Law, each Loan Party (A) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office, (B) authorizes each Agent to file any financing statement (or the equivalent thereof in any foreign jurisdiction) required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto (or the equivalent thereof in any foreign jurisdiction), in any appropriate filing office without the signature of such Loan Party, and (C) ratifies the filing of any financing statement (or the equivalent thereof in any foreign jurisdiction), and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

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(m) Change in Collateral; Collateral Records. (i) Give the Origination Agent and the Collateral Agent not less than 20 days' prior written notice (or such shorter notice as the Origination Agent may consent to) of any change in the location of any Collateral having a book value in excess of $25,000, other than to locations set forth on Schedule 6.01(ee)  and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, and (ii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Origination Agent and the Collateral Agent for the benefit of the Agents and the Lenders from time to time, solely for the Origination Agent's convenience in maintaining a record of Collateral, such written statements and schedules as the Origination Agent and the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

(n) Landlord Waivers; Collateral Access Agreements. (i) At any time any Collateral with a book value in excess of $100,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) that is leased by a Loan Party that was not leased as of the Effective Date, obtain written Landlord Waivers, in form and substance reasonably acceptable to the Origination Agent (unless the Origination Agent waives such requirement).

(ii) At any time any Collateral with a book value in excess of $50,000 (when aggregated with all other Collateral at the same location) is stored on the premises of a bailee, warehouseman, or similar party and Collateral is not stored on such premises as of the Effective Date, obtain written access agreements, in form and substance reasonably satisfactory to the Origination Agent, providing for access to Collateral located on such premises in order to remove such Collateral from such premises during an Event of Default (unless the Origination Agent waives such requirement).

(o) Subordination. Cause all Indebtedness (other than any Indebtedness owing under this Agreement and the other Loan Documents) and any other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with a subordination agreement in form and substance acceptable to the Origination Agent.

(p) Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31st of each calendar year unless the Required Lenders consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

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(q) Lender Teleconferences. Commencing with the calendar quarter beginning July 1, 2013, if requested by the Origination Agent, cause the executive management of the Parent and its Subsidiaries to participate in a telephonic meeting with the Agents and Lenders once during each calendar quarter to discuss the business, financial and operational condition and results of the Parent and its Subsidiaries.

(r) Key Man Life Insurance. Use its best efforts to maintain with a responsible insurance company "key man" life insurance with respect to Barry Soosman (or any individual who may replace him in the capacity of an officer of the Parent or any of its Subsidiaries) in the respective amounts of at least $2,000,000, pursuant to policies reasonably satisfactory to the Origination Agent and with losses payable to the Parent and the Collateral Agent as their interests may appear.

(s) Credit Card Agreements. (i) Observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; (ii) maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, or materially modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, (A) any such Loan Party may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of such Loan Party with the prior written consent of the Origination Agent; provided that such Loan Party shall give the Origination Agent not less than 15 days' prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements, and (B) any Loan Party may amend or otherwise modify any Credit Card Agreement, so long as such amendment or other modification does not give the Credit Card Issuer or Credit Card Processor party thereto greater rights to set off against amounts otherwise payable to such Loan Party or greater rights to cease or suspend payments to such Loan Party; (iii) not enter into any new Credit Card Agreement with any new Credit Card Issuer or Credit Card Processor unless (A) the Origination Agent shall have received not less than 30 days' prior written notice of the intention of such Loan Party to enter into such agreement (together with such other information with respect thereto as the Agents may request) and (B) such Loan Party delivers, or causes to be delivered to the Origination Agent, a Credit Card Acknowledgment in favor of the Collateral Agent; and (iv) furnish to the Origination Agent, promptly upon the request of the Origination Agent, such information and evidence as the Origination Agent may reasonably require from time to time concerning compliance by such Loan Party or the other party or parties thereto with the Credit Card Agreements.

(t) Post-Closing Covenants. Cause, and cause each of its Subsidiariesto:

(i) on or before the 60th day after the Effective Date (or such later date as the Origination Agent may agree), deliver a Control Agreement with respect to each deposit account and securities account maintained by any Loan Party, other than any Petty Cash Account or any PTT Account;

(ii) on or before the 120th day after the Effective Date (or such later date as the Origination Agent may agree), use commercially reasonable efforts to obtain the Credit Card Acknowledgments, duly executed by each Credit Card Issuer;

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(iii) use commercially reasonable efforts to cause each relevant landlord to execute and deliver to the Collateral Agent on or before the 60th day after the Effective Date (or such later date as the Origination Agent may agree) a Landlord Waiver, in form and substance reasonably acceptable to the Origination Agent and which may be included as a provision contained in the relevant Lease, executed by each landlord with respect to each of the Leases set forth on Schedule 6.01(o) that pertain to leased real estate where any Loan Party maintains (i) any Store, (ii) any material books or records, or (iii) where any Collateral with a book value in excess of $100,000 (when aggregated with all other Collateral at the same location), or (iii) which agreement shall be reasonably satisfactory in form and substance to Origination Agent, it being agreed that no Loan Party shall be required to agree to make additional lease payments or amend any real property lease in a manner adverse to such Loan Party to satisfy this Section 7.01(t)(ii);

(iv) use best efforts to deliver to the Collateral Agent on or before the 60th day after the Effective Date (or such later date as the Origination Agent may agree), a Collateral Assignment of Key Man Life Insurance Policy (including the consents of the insurer thereto), in form and substance reasonably satisfactory to the Origination Agent;

(v) use commercially reasonable efforts to deliver to the Collateral Agent on or before the 120th day after the Effective Date (or such later date as the Origination Agent may agree) customary domain name control agreements (or their equivalent) reasonably satisfactory to the Origination Agent covering each of the material domain names set forth on Schedule 6.01(v); provided that if a customary domain name control agreement (or its equivalent) reasonably satisfactory to the Origination Agent cannot be obtained by such date from any existing domain registrar for any such domain names using commercially reasonable efforts, the Loan Parties will use commercially reasonable efforts to transfer (prior to such deadline) any such domain names to an alternate domain registrar selected by the Loan Parties that will provide a customary domain name control agreement (or its equivalent) reasonably satisfactory to the Origination Agent;

(vi) on or before the 60th day after the Effective Date (or such later date as the Origination Agent may agree) deliver evidence reasonably satisfactory to the Origination Agent of the insurance coverage required by Section 7.01 and the terms of each Security Agreement and such other insurance coverage with respect to the business and operations of the Loan Parties as the Origination Agent may reasonably request, in each case, where requested by the Origination Agent, with such endorsements as to the named insureds or loss payees thereunder as the Origination Agent may request (other than any directors and officers insurance coverage and any other insurance approved by the Origination Agent) and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' (or 10 days' in the case of nonpayment of premiums) prior written notice to the Origination Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Origination Agent may request;

(vii) on or before the 60th day after the Effective Date (or such later date as the Origination Agent may agree) deliver evidence reasonably satisfactory to the Origination Agent that Peekay, Inc. has changed its fiscal year end from June 30 of each year to December 31 of each year;

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(viii) use commercially reasonably efforts to furnish to the Origination Agent and the Administrative Agent as soon as possible after the Effective Date a certificate of the Secretary of State of the State of California with respect to any Loan Party that is a California corporation on the Effective Date, certifying as to (A) the good standing of such Loan Party in the State of California and (B) the California Governing Documents for such Loan Party on file with the Secretary of State of the State of California; and

(ix) use commercially reasonable efforts to deliver on or before the 60th day after the Effective Date (or such later date as the Origination Agent may agree) a fully executed Landlord Consent, Waiver and Estoppel Agreement for the lease located at 975 North Germantown Pkway, Suite 3, Memphis, TN 38018.

The Loan Parties have informed the Agents and the Lenders that the items set forth in this Section 7.01(t) (collectively, the “Post Closing Items”) will not be delivered on or prior to the Effective Date. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Loan Parties shall deliver to the Origination Agent or otherwise satisfy each Post Closing Item in the form, manner and time set forth in this Section 7.01(t) for such Outstanding Item or within such later time as the Origination Agent may agree in its sole discretion. To the extent any provision of any Loan Document conflicts with this Section 7.01(t) solely as a result of deferral of the delivery of any Post Closing Item(s) as a post-closing delivery pursuant hereto, this Section 7.01(t) shall govern and control.

Section 7.02 Negative Covenants. So long as any principal of or interest on any Loan or any other Obligation (other than Contingent Indemnification Obligations) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Law of any jurisdiction, a financing statement (or the equivalent thereof in any foreign jurisdiction) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries (other than customary refunds, exchanges, returns and the like with respect to inventory), or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

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(c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that:

(i) any Wholly Owned Subsidiary of Peekay Acquisition may be merged into another Wholly Owned Subsidiary of Peekay Acquisition, or may consolidate with another Wholly Owned Subsidiary of Peekay Acquisition, so long as (A) no other provision of this Agreement would be violated thereby, (B) the Administrative Borrower gives the Agents at least 10 Business Days' prior written notice of such merger or consolidation, accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (C) no Default or Event of Default shall have occurred and be continuing either immediately before or immediately after giving effect to such transaction, (D) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation, (E) the surviving Subsidiary, if any, if not already a Loan Party, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to the Security Agreement and the Equity Interests of such Subsidiary are the subject of the Security Agreement, in each case, that is in full force and effect on the date of and immediately after giving effect to such merger or consolidation, and (F) the Origination Agent gives its prior written consent thereto; and

(ii) any Loan Party and its Subsidiaries may (A) sell Inventory in the ordinary course of business, (B) license, on a nonexclusive basis, patents, trademarks, copyrights and other intellectual property rights in the ordinary course of business, (C) Dispose of cash and Cash Equivalents, in each case in the ordinary course of business and in a manner that is not otherwise prohibited by the terms of this Agreement or the other Loan Documents, (D) lease or sublease assets in the ordinary course of business (including, without limitation, any leasing of retail space in a Store in connection with the operation of an independent store by a Person that is not an Affiliate), (E) dispose of obsolete or worn-out equipment in the ordinary course of business, for cash and in an aggregate amount not less than the fair market value of such equipment, provided that the Net Cash Proceeds of such Dispositions in the case of clause (E) above do not exceed $50,000 in the aggregate in any Fiscal Year unless the prior written consent of the Origination Agent has been received with respect to any such Disposition in excess of such amount, (F) sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions in the case of clause (F) above (x) do not exceed $100,000 in the aggregate in any Fiscal Year unless the prior written consent of the Origination Agent has been received with respect to any such Disposition in excess of such amount and (y) are paid to the Administrative Agent for the benefit of the Agents and the Lenders to the extent required pursuant to the terms of Section 2.05(c)(i), (G) sell, abandon or otherwise dispose of patents, trademarks, copyrights and other intellectual property rights that the Administrative Borrower has determined in its reasonable business judgment are no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Loan Parties, (H) sell or otherwise dispose of assets from any Loan Party to any other Loan Party (other than the Parent), provided that the Collateral Agent's rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such sale or disposition, (I) make Restricted Payments permitted under Section 7.02(h) and make Permitted Investments, and (J) make the Excluded Disposition.

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(d) Change in Nature of Business.

(i) Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l) without the prior written consent of the Origination Agent.

(ii) Permit the Parent to incur any material liabilities or any Indebtedness, own or acquire any material assets or engage itself in any operations or business, except as described in Section 6.01 (l)(ii) or with the prior written consent of the Origination Agent.

(iii) Permit Peekay Acquisition to incur any material liabilities or any Indebtedness, own or acquire any material assets or engage itself in any operations or business, except as described in Section 6.01(l)(iii) or with the prior written consent of the Origination Agent.

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make any Investment, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) Investments existing on the date hereof, as set forth on Schedule 7.02(e)  hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, and (ii) Permitted Investments.

(f) Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in subsection (g) of this Section 7.02, and (B) Operating Lease Obligations, provided that without the consent of the Origination Agent, (w) no Lease shall be amended, extended or otherwise modified if as a result the monthly rent for the following twelve months would increase by more than 5% (or an additional 5% for each period of twelve months thereafter) over the monthly rent in effect immediately prior to such amendment, extension or other modification, (x) no such amendment, extension or other modification of a Lease shall shorten the term thereof or terminate any option renewals, (y) a Lease shall be amended, extended or modified no more than once during any calendar year, and (z) no Lease shall include or provide for any landlord loans, advances or other similar credits to the Parent or any of its Subsidiaries.

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(g) Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries in any fiscal quarter (excluding the payment of Acquisition Purchase Price pursuant to a Permitted Acquisition) set forth in the table below to exceed the amount set forth opposite such fiscal period:

For Any Fiscal Quarter During Period	Capital Expenditure

January 1, 2013 - December 31, 2013	$550,000

January 1, 2014 – December 31, 2014	$875,000

January 1, 2015 – December 31, 2015	$1,000,000

If the amount of the Capital Expenditures permitted to be made in any fiscal period set forth in the table above is greater than the actual amount of the Capital Expenditures actually made in such fiscal period (the amount by which such permitted Capital Expenditures for such fiscal period exceeds the actual amount of Capital Expenditures for such fiscal period, the "Excess Amount"), then up to 100% of such Excess Amount (such amount, the "Carry-Over Amount") may be carried forward to the next succeeding fiscal period (the "Succeeding Fiscal Period"); provided that (i) the Carry-Over Amount applicable to a particular Succeeding Fiscal Period may not be carried forward to another fiscal period, and (ii) in determining whether any amount is available for carryover, the amount expended in any fiscal period shall first be deemed to be from the amount allocated to such year in the table before any carryover.

(h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (iv) return any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party (the foregoing payments described in clauses (i) through (v) hereinafter referred to as "Restricted Payments"); provided, however, that:

(A) any Loan Party may pay dividends to the Parent, in amounts necessary to pay taxes and the portion of other reasonable and customary out- of-pocket expenses that are incurred for the benefit of the Loan Parties as and when due and owing by the Parent in the ordinary course of its business as a holding company, so long as no Event of Default has occurred and is continuing;

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(B) unless an Event of Default under Section 9.01(a), Section 9.01(e) or Section 9.01(f) has occurred and is continuing, any Loan Party may pay dividends and make distributions to the Parent not to exceed in the aggregate the amount then necessary for the Parent to pay accrued and unpaid interest required to be paid in cash pursuant to the Subordinated Notes (Christals), and the Parent shall pay such amount to the applicable holders of the Subordinated Notes (Christals); provided that (x) no dividend or distribution shall be made more than three Business Days prior to the due date of such interest payment, (y) the aggregate amount of interest paid by the Parent shall in no event exceed $15,000 in respect of any month, and (z) such interest shall only be paid to the extent that the "Current Pay Requirement" (as defined in each Subordinated Definite Note (Christals) as in effect on the Effective Date) has been satisfied; provided further that if at any time any such payments are not permitted to be paid as a result of the occurrence and continuance of such an Event of Default, then (I) such amounts shall continue to accrue, and (II) any such amounts that have accrued but which were not permitted to be paid may be paid so long as no such Event of Default has occurred and is continuing or would result therefrom;

(C) unless an Event of Default has occurred and is continuing, Peekay Acquisition and Peekay SPA, LLC may pay accrued and unpaid interest required to be paid in cash pursuant to the Subordinated Notes (Peekay); provided that if at any time any such payments are not permitted to be paid as a result of the occurrence and continuance of a Default an Event of Default, then (I) such amounts shall continue to accrue, and (II) any such amounts that have accrued but which were not permitted to be paid may be paid so long as no such Event of Default has occurred and is continuing or would result therefrom;

(D) any Loan Party may pay dividends to the Parent in amounts necessary to enable the Parent to make tax distributions to its direct or indirect equityholders ("Permitted Tax Distributions") with respect to each Fiscal Year, in the amounts and at the times required to be distributed pursuant to Section 4.4(b) of the Parent Operating Agreement, and the Parent shall make such distributions; provided that (I) no distribution shall be made more than 20 days prior to the due date of such tax payment (including estimated tax payments) to the applicable taxing authorities, and (II) prior to any such distribution, such Loan Party shall submit to the Origination Agent a calculation demonstrating in reasonable detail that such tax distribution was determined in accordance with Section 4.4(b) of the Parent Operating Agreement;

(E) any Subsidiary of any Loan Party may pay dividends to such Loan Party (other than to the Parent) and its other holders of Equity Interests in accordance with the Governing Documents of such Subsidiary;

(F) the Parent may pay dividends in the form of its common Equity Interests;

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(G) Peekay Acquisition may make payments of (I) Permitted Management Fees, so long as no Event of Default shall have occurred and be continuing, or would result from the making of such payment; provided that if at any time any such Permitted Management Fees are not permitted to be paid as a result of the occurrence and continuance of a an Event of Default, then (x) such amounts shall continue to accrue, and (y) any such amounts that have accrued but which were not permitted to be paid may be paid so long as no Event of Default has occurred and is continuing or would result therefrom; and (II) the amount of any cash costs and expenses reimbursable or indemnification by the Borrowers under the Management Agreement;

(H) the Borrowers may distribute cash on the Effective Date to the Parent in the aggregate amount necessary to pay all outstanding obligations under the Existing Credit Facility, and the Parent shall promptly use such cash to repay such obligations in full;

(I) the Parent may purchase, redeem or otherwise acquire shares of its stock or other Equity Interests in connection with customary employee, director or management compensation agreements, plans or arrangements, provided that (I) the aggregate amount of such payments shall not exceed $200,000 in any calendar year, (II) no such payment shall be made if any Default or Event of Default shall have occurred and be continuing or would arise as a result of such payment, and (III) the prior written consent of the Origination Agent shall have been received; and

(J) unless an Event of Default has occurred and is continuing, any Loan Party may pay dividends and make distributions to the Parent not to exceed in the aggregate the amount then necessary for the Parent to pay the "Guaranty Fee" required to be paid quarterly in arrears, on the first day of each calendar quarter, pursuant to the Guaranty Fee Agreement dated as of October 9, 2012, by and between the Parent and Gary A. Zebrowski (as in effect on the Effective Date); provided that (x) no dividend or distribution shall be made more than three Business Days prior to the due date of such Guaranty Fee, (y) the amount of such Guaranty Fee shall not exceed $3,500 in respect of any calendar quarter, and (z) if at any time any such payments are not permitted to be paid as a result of the occurrence and continuance of an Event of Default, then (I) such amounts shall continue to accrue, and (II) any such amounts that have accrued but which were not permitted to be paid may be paid so long as no such Event of Default has occurred and is continuing or would result therefrom.

(i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party (other than the Parent), (iii) transactions permitted by Section 7.02(e) and Section 7.02(h), (iv) sales of Qualified Equity Interests of the Parent to Affiliates of the Parent, but only to the extent such purchaser is not a Loan Party and such sale is not otherwise prohibited by the Loan Documents, (v) payment of Permitted Management Fees and other amounts under the Management Agreement to the extent expressly permitted under clause (G) to the proviso in Section 7.02(h), (vi) consummation of the Transactions, and (vii) such other transactions as the Required Lenders may approve.

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(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A) this Agreement and the other Loan Documents;

(B) any agreements in effect on the date of this Agreement and described on Schedule 7.02(k);

(C) any applicable Law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv), any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets, provided that such restriction shall apply solely to the property or asset subject to such lease, license, conveyance or contract; or

(E) in the case of clause (iv), any customary restriction in any agreement, instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property subject thereto, provided that such restriction relates only to the property that is subject to such Permitted Lien.

(l) Limitation on Issuance of Equity Interests. Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Equity Interests, any securities convertible into or exchangeable for its Equity Interests or any warrants; provided that the Parent may issue Qualified Equity Interests so long as no Change of Control would result therefrom.

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(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries' Indebtedness or of any instrument or agreement (including, without limitation, any Acquisition Document, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders (in their capacities as such) or the obligor in respect of such Indebtedness in any respect, in each case, unless either the principal amount of such Indebtedness is less than $50,000 or both (A) the Origination Agent and (B) the Required Lenders shall otherwise approve such amendment, modification or change (it being understood and agreed that provisions of Subordinated Indebtedness and any applicable Subordination Agreement may include provisions restricting any amendment, modification or change to such Indebtedness and that such provisions shall govern and control);

(ii) make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Subordinated Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Subordinated Indebtedness, make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing;

(iii) amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, except that a Loan Party may (A) change its name, jurisdiction of organization, organizational identification number or FEIN in connection with a transaction permitted by Section 7.02(c) and (B) change its name upon at least 30 days' (or such lesser period as is acceptable to the Origination Agent) prior written notice by the Administrative Borrower to the Collateral Agent and the Origination Agent of such change and so long as, (I) the Origination Agent consents in writing to such and change and (II) at the time of such written notification, such Person provides any financing statements, fixture filings or other filings, agreements or documentation necessary to perfect and continue perfected the Collateral Agent's Liens;

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(iv) amend, modify or otherwise change any of its Governing Documents, including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Equity Interests (including any shareholders' agreement) , or enter into any new agreement with respect to any of its Equity Interests, except (A) with the prior written consent of the Origination Agent and (B) to the extent that any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) could not, either individually or in the aggregate, reasonably be expected to adversely affect the interest of any Lender (solely in their capacities as such) in any material respect;

(v) agree to any amendment, modification or other change to any Seller Note, Subordinated Note (Peekay) or the Subordinated Note (Christals) unless consented to by the Origination Agent or the Required Lenders, or agree to any material amendment, modification or other change to or waiver of any of its rights under any Acquisition Document that could reasonably be expected to be adverse to the interests of the Lenders or any of the Loan Parties, unless consented to by the Required Lenders; or

(vi) agree to any amendment, modification or other change to the Management Agreement if such amendment, modification or other change (A) could result in an increase to the management, consulting, monitoring, or advisory fees or transaction fees, costs or expenses, indemnification or other amounts payable by any Loan Party, or (B) could reasonably be expected to be adverse in any material respect to any Loan Party or any of its Subsidiaries or the interest of any Agent or any of the Lenders

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

(o) ERISA. (i) Establish, sponsor, maintain, become party or contribute to or become obligated to sponsor, maintain or contribute to any Multiemployer Plan or any defined benefit plan (or permit any of its ERISA Affiliates to do any of the foregoing) or (ii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable Law.

(p) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws.

(q) Hedging Agreements. Enter into, or permit any of their Subsidiaries to enter into, any Hedging Agreement, except with the Origination Agent's prior written consent.

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(r) Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(a) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, and (iv) customary provisions in leases and other contracts restricting the assignment or sublet thereof.

(s) Anti-Terrorism Laws. None of the Loan Parties nor any of their Affiliates or agents shall:

(i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person,

(ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs, or

(iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the OFAC Sanctions Programs, the USA PATRIOT Act or any other Anti- Terrorism Law.

The Borrowers shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender, confirming compliance with this Section 7.02(s).

(t) New Stores. Open, or permit any of its Subsidiaries to open, any new Store, except for the following:

(i) for any new Store, the Origination Agent shall have received each of the following at least 30 days prior to opening such proposed new Store (unless waived by the Origination Agent in its sole discretion): (A) a budget for the cash expenses to be incurred prior to the opening of such Store and any other one-time expenses to be incurred within 90 days following the opening of such Store and related to such opening (on a month by month basis), (B) drafts of the lease and other related documents associated with such Store opening, and (C) a draft of the Landlord Waiver;

(ii) for any new Store, the Origination Agent shall have received each of the following at least three Business Days prior to opening such proposed new Store (unless waived by the Origination Agent in its sole discretion): (A) duly executed copies of the Lease and other related documents associated with such Store opening, and (B) a duly executed copy of the Landlord Waiver;

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(iii) the Borrowers may open five new Stores after the Effective Date in the aggregate (the "First Launch Stores"), provided that unless otherwise agreed to by the Origination Agent in its sole discretion after opening the First Launch Stores, the Borrowers may open additional new Stores (the "Follow-on Stores") if and only if (A) the last First Launch Store opened has gross sales of at least $40,000 per month and a minimum of 30% store level EBITDA margin (after ratable allocation of freight, regional manager and district manager expense), in each case on average over a period of six consecutive calendar months (the tests described in this clause (A) are hereinafter referred to as the "Last Store Tests"), and (B) all Stores opened after the Effective Date on average satisfy each Last Store Test; and

(iv) unless otherwise agreed to by the Origination Agent in its sole discretion, (A) in no event shall the size of any new Store exceed 3,500 square feet, (B) in no event shall the opening budget for any new Store exceed $175,000, and (C) rent payable under any Lease for a new Store shall not exceed $35 per square foot and shall otherwise be standard, monthly payments with no performance participation or rental payments that are contingent upon sales or financial performance.

Notwithstanding anything herein to the contrary, in no event may the Loan Parties open, in the aggregate, more than 20 new Stores in any calendar year, provided, however, that if the number of new Stores actually opened in any calendar year is less than 20 (before any carryover), then such shortfall may be added to the number of new Stores permitted for the following calendar year (or any year thereafter).

(u) After Acquired Real Property. Acquire, or permit any of its Subsidiaries to acquire, any Material Real Property (wherever located) unless, (i) such real property is at such time intended to be used primarily as the site for the operation of a Store consistent with the operations of the Loan Parties as of the Effective Date, (ii) the Origination Agent shall have approved such acquisition, (iii) if the Origination Agent shall notify such Loan Party that it intends to require a Mortgage (and any other Real Property Deliverables) or Landlord Waiver (pursuant to Section 7.01(n) hereof) with respect to such real property, such Loan Party shall have furnished such Mortgage, Real Property Deliverables or Landlord Waiver, (iv) the Borrowers shall pay all fees and expenses, including reasonable attorneys' fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party's obligations under this Section, and (v) such real estate is improved real estate that does not require material construction (it being understood that customary tenant improvements shall not constitute material construction).

(v) Inventory. Acquire, or permit any of its Subsidiaries to acquire, any Inventory to the extent that immediately thereafter, the aggregate value (based on cost) of total Inventory owned by the Parent and its Subsidiaries would exceed the cost of goods sold by the Parent and its Subsidiaries for the most recent three-month fiscal period, divided by 90 and multiplied by 100.

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(w) Contingent Liabilities. Directly or indirectly create or become or remain liable with respect to any Contingent Obligation, except:

(i) the Loan Parties and their respective Subsidiaries may become and remain liable with respect to Contingent Obligations incurred pursuant to the Loan Documents; and

(ii) the Loan Parties may become and remain liable with respect to Contingent Obligations consisting of any Loan Party guaranteeing (or otherwise supporting) the obligations of another Loan Party (other than the Parent) that are permitted hereunder.

Section 7.03 Financial Covenants So long as any principal of or interest on any Loan or any other Obligation shall remain unpaid (other than Contingent Indemnification Obligations) or any Lender shall have any Commitment hereunder, the Loan Parties shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Leverage Ratio. Permit the Leverage Ratio of the Parent and its Subsidiaries for any period of four fiscal quarters measured as of the end of any fiscal quarter set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter End	Leverage Ratio

March 31, 2013	4.80:1.00

June 30, 2013	4.80:1.00

September 30, 2013	4.80:1.00

December 31, 2013	4.80:1.00

March 31, 2014	4.60:1.00

June 30, 2014	3.80:1.00

September 30, 2014	3.80:1.00

December 31, 2014	3.50:1.00

March 31, 2015	3.50:1.00

June 30, 2015	3.20:1.00

September 30, 2015	3.00:1.00

December 31, 2015	3.00:1.00

(b) Minimum Liquidity. Have Liquidity of less than (i) $1,000,000 at the end of the fiscal quarter ending June 30, 2013, (ii) $1,250,000 at the end of the fiscal quarter ending September 30, 2013, or (iii) $1,500,000 at the end of the fiscal quarter ending December 31, 2013, or any fiscal quarter after December 31, 2013.

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ARTICLE VIII

CASH MANAGEMENT

Section 8.01 Cash Management. (a) The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably acceptable to the Origination Agent at one or more of the banks set forth on Schedule 8.01 (each a "Cash Management Bank") and (ii) except as otherwise provided under this Article VIII, deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party and remittances on credit card sales), but excluding petty cash in amounts not in excess of $2,000 for each open Store ("Petty Cash"), into a Cash Management Account.

(b) On or prior to the date referred to in Section 7.01(t)(i), the Loan Parties shall, with respect to each Cash Management Account, deliver to the Collateral Agent either (i) a Cash Management Agreement with respect to such Cash Management Account or (ii) with respect to a Cash Management Account with an average monthly balance of $50,000 or less, evidence that the Loan Parties have provided to each Cash Management Bank at which such Cash Management Account is located notice in writing of the Collateral Agent's security interest in such Cash Management Account and irrevocable (absent Collateral Agent's written instructions to the contrary) directions, in form and substance reasonably acceptable to the Collateral Agent, to send by electronic funds transfer (including, but not limited to, ACH transfers) on each Business Day to a Cash Management Account subject to a Cash Management Agreement all funds on deposit in such Cash Management Account and that each such Cash Management Bank has agreed to do so (other than Cash Management Accounts that do not contain deposits at any time in an aggregate amount in excess of $10,000 for any one account and $50,000 in the aggregate for all such accounts (such accounts, the "Petty Cash Accounts")). From and after the Effective Date, the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any Deposit Account or Securities Account, unless the Collateral Agent shall have received a Cash Management Agreement in respect of each such Deposit Account or Securities Account (other than (A) Petty Cash Accounts meeting the requirements specified above, and (B) the account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees (the "PTT Account")), provided that the Administrative Borrower shall provide the Origination Agent with prompt written notice of the establishment of any PTT Account, and such PTT Account shall be specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees.

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(c) Upon the terms and subject to the conditions set forth in a Cash Management Agreement with respect to a Cash Management Account, upon the occurrence and during the continuance of an Event of Default, all amounts received in such Cash Management Account shall upon the direction of the Required Term A Lenders (or, if the Term A Loans have been paid in full, the Origination Agent or the Required Term B Lenders) be wired by the Administrative Agent each Business Day into the Administrative Agent's Account, except that, so long as no Event of Default has occurred and is continuing, (i) the Administrative Agent will not direct the Cash Management Bank to transfer funds in such Cash Management Account to the Administrative Agent's Account, and (ii) subject to the Cash Management Agreements, the applicable Loan Parties shall be permitted to control and direct the disposition of all funds in such Cash Management Accounts.

(d) So long as no Default or Event of Default has occurred and is continuing, the Borrowers may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) if Cash Management Account is not with a Cash Management Bank then on such Schedule, such prospective Cash Management Bank shall be reasonably satisfactory to the Origination Agent and the Origination Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Cash Management Agreement. Each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 60 days of notice from the Origination Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in the Origination Agent's reasonable judgment, or that the operating performance, funds transfer, or availability procedures or performance of such Cash Management Bank with respect to Cash Management Accounts or the Collateral Agent's liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in the Origination Agent's reasonable judgment.

(e) The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which the Loan Parties are hereby deemed to have granted a Lien to Collateral Agent for the benefit of the Agents and the Lenders. Subject to the provisions of the Cash Management Agreements, all checks, drafts, notes, money orders, acceptances, cash and other Collections shall be held by such Loan Party in trust for the Agents and the Lenders and if of a nature susceptible to a deposit in a bank account, promptly upon receipt be deposited by such Loan Party in original form and no later than the second Business Day after receipt thereof into a Cash Management Account or other bank account referenced in the definition of Cash Management Accounts as excluded from the scope thereof; provided, however, all Net Cash Proceeds received directly by such Loan Party pursuant to an event described in Section 2.05(c)(i) or (iv) shall be held by such Loan Party in trust for the Agents and the Lenders and upon receipt be deposited by such Loan Party in original form and no later than the second Business Day after receipt thereof into the Administrative Agent's Account; no Loan Party shall commingle such collections with the proceeds of any assets not included in the Collateral. No checks, drafts or other instrument received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such instruments have actually been collected.

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(f) The Loan Parties shall take reasonable steps to enforce, collect and receive all amounts owing on the Accounts Receivable of the Loan Parties or any of their Subsidiaries. After the occurrence and during the continuance of an Event of Default, the Collateral Agent may send a notice of assignment and/or notice of the Lenders' security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Collateral Agent or its designee shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto.

(g) Each Loan Party hereby appoints each Agent or its designee on behalf of such Agent as the Loan Parties' attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Loan Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, to sign any Loan Party's name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivable, to send verification of Accounts Receivable, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Loan Party to such address as such Agent or its designee may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations (other than Contingent Indemnification Obligations) are paid in full and all of the Loan Documents are terminated.

(h) Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

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(i) If any Account Receivable includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties' account and to charge the Loan Parties therefor. The Loan Parties shall notify the Agents if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

(j) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02 Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents' and the Lenders' interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

(a) any Borrower shall fail to pay (a) any principal of any Loan payable under this Agreement when due or (b) any interest on any Loan or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due and such failure continues for a period of three Business Days, in each case, whether such amount becomes due by scheduled maturity, required prepayment, acceleration, demand or otherwise;

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered by any Loan Party to any Agent or any Lender pursuant to any Loan Document, which representation or warranty is subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made or deemed made; or any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate or other document delivered to any Agent or any Lender by any Loan Party pursuant to any Loan Document, which representation or warranty is not subject to a materiality or a Material Adverse Effect qualification, shall have been incorrect in any material respect when made or deemed made;

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(c) any Loan Party shall fail to perform or comply with:

(i) any covenant or agreement contained in Section 7.01(a)(i), (ii), (iii), (iv), (vii), (viii), (ix), or (xi), (b), (d)(i), (f), (i), (n), (o), (s) or (t),] Section 7.02, Section 7.03 or ARTICLE VIII; or

(ii) any term, covenant or agreement contained in Section 7.01(i) or section 7.01(s) to be performed or observed by it and such failure, if capable of being remedied, shall remain unremedied for 10 days after the earlier of the date an Authorized Officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party

(iii) any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c)(i) and (ii) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 30 days after the earlier of the date an Authorized Officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(d) (i) any Loan Party or any of its Subsidiaries shall fail to make any payment (whether of principal, interest or premium and regardless of amount) in respect of any Indebtedness in excess of $200,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness (excluding the Subordinated Notes (Christals) and the Subordinated Notes (Peekay)), or (ii) any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(e) any Loan Party or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, administration, examination, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, administrator or examiner, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any corporate, partnership or company action to authorize or effect any of the actions set forth above in this subsection (e);

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(f) any proceeding shall be instituted against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, administration, examination, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, administrator or examiner, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, administrator or examiner, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur, or if any creditor enforces or gives notice of its intention to enforce or gives prior notice with respect to the exercise of any of its rights under any security granted to it by any Loan Party or any of its Subsidiaries;

(g) any provision of any Guaranty or any other Loan Document shall at any time for any reason (other than pursuant to the express terms hereof or thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto (except to the extent a Guaranty or other Loan Document is no longer valid and binding against a Loan Party because such Loan Party has been the subject of a Disposition expressly permitted by the terms and conditions hereof and is no longer a Loan Party), or the validity or enforceability thereof shall be contested in writing by any Loan Party or any agent or representative of a Loan Party, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(h) any Security Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien (subject only to Permitted Liens) in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby (except to the extent a Security Document no longer creates such a Lien against the assets of a Loan Party because such Loan Party has been the subject of a Disposition expressly permitted by the terms and conditions hereof and is no longer a Loan Party);

(i) one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $300,000 in the aggregate shall be rendered against any Loan Party or any of its Subsidiaries and, in each case, remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, (ii) there shall be a period of 30 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) at any time during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, is in effect, such judgment, order, award or settlement is not bonded in the full amount of such judgment, order, award or settlement; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (j) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

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(j) any Loan Party or any Subsidiary of a Loan Party is enjoined, restrained or in any way prevented by the order of any court or other Governmental Authority from conducting all or any material part of the business of the Loan Parties, taken as whole, for more than twenty two consecutive days;

(k) the indictment of any Loan Party or any of its Subsidiaries under any criminal statute, or the commencement of criminal proceedings against any Loan Party or any of its Subsidiaries, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(l) any Loan Party or any of its ERISA Affiliates sponsors, maintains, contributes to or is, or becomes, obligated to any Multiemployer Plan or any defined benefit plan;

(m) (i) there shall occur and be continuing any "Event of Default" (or any comparable term or event) under any Seller Note, under any other Seller Debt Document or under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, (ii) any of the Obligations for any reason shall cease to be "Senior Indebtedness" or "Designated Senior Indebtedness" (or any comparable terms) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (iii) any Indebtedness other than the Obligations shall constitute "Designated Senior Indebtedness" (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness, (iv) any holder of Subordinated Indebtedness shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Subordinated Indebtedness, or (v) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness;

(n) any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to any Loan Party to fund a reserve account or otherwise hold as collateral, or shall require any Loan Party to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral; or any Loan Party shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed $50,000; or any Credit Card Issuer or Credit Card Processor shall terminate or cancel any Credit Card Agreement with a Loan Party, if (i) the termination or cancellation of such Credit Card Agreement could reasonably be expected either to be problematic in any material respect to the business or operations of such Loan Party or to have a Material Adverse Effect, and (ii) such Loan Party shall fail to replace the terminated or cancelled Credit Card Agreement with a new Credit Card Agreement with another Credit Card Issuer or Credit Card Processor within ten days of the effective date of such termination or cancellation; or

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(o) a Change of Control shall have occurred;

then, and in any such event, the Collateral Agent shall at the request of the Required Lenders or the Required Term A Lenders (provided that after the occurrence and during the continuance of an Event of Default and the passage of at least 30 days, Required Term B Lenders may make such request), by notice to the Administrative Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable Law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (e) or (f) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

Section 9.02 Certain Cure Rights.

(a) Right to Cure. Notwithstanding anything to the contrary contained in Section 9.01, if the Loan Parties fail to comply with the financial covenant set forth in Section 7.03(a) for any period (the "Financial Performance Covenant"), until the tenth Business Day following the date Section 7.01(a)(v) requires delivery of a certificate of an Authorized Officer of the Parent showing calculation of the Financial Performance Covenant for such period (the "Cure Deadline"), the Parent shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of the Parent, and the Parent shall immediately contribute any and all such cash as additional capital to Peekay Acquisition (collectively, the "Cure Right"). Upon the receipt by Peekay Acquisition of such cash (the "Cure Amount") pursuant to the exercise by the Parent of such Cure Right with a written notice of its request to the Origination Agent to effect such recalculation, the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased, solely for the purpose of measuring the Financial Performance Covenant at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter and not for any other purpose under this Agreement or any other Loan Document, by an amount equal to the Cure Amount paid over to the Administrative Agent for application to the Loans in accordance with Section 2.05(c) (iv);

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(ii) the mandatory prepayment of the Loans made with respect to such Cure Amount shall not serve as a reduction to Indebtedness, and clause (a) of the definition of Leverage Ratio shall be calculated disregarding such prepayment for purposes of calculating the Leverage Ratio for the applicable fiscal quarter;

(iii) if, after giving effect to the foregoing recalculations, the Loan Parties shall then be in compliance with the requirements of the Financial Performance Covenant, the Loan Parties shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

(b) Rights Prior to Cure Deadline. If (i) no Default or Event of Default exists other than that arising due to failure of the Loan Parties to comply with the Financial Performance Covenant, and (ii) the Parent shall have delivered to the Origination Agent written notice of its intention to exercise the Cure Right (which notice shall be delivered no earlier than 15 days prior to, and no later than the fifth Business Day prior to, the Cure Deadline), which exercise if fully consummated would be sufficient in accordance with the terms hereof to cause the Loan Parties to be in compliance with the Financial Performance Covenant as of the relevant date of determination, then from and following receipt by the Origination Agent of any such notice and until the date that is the earlier of (x) the Cure Deadline and (y) the date, if any, on which the Parent notifies Origination Agent in writing that such Cure Right shall not be exercised, neither any Agent nor any Lender shall exercise any remedies set forth in Section 9.01 hereof during such period solely because of such failure to comply with the Financial Covenant Default; provided that so long as any Default or Event of Default shall exist because of a failure to comply with the Financial Performance Covenant, no Lender shall be required to advance any Loan, any action that is restricted during the occurrence and continuance of an Event of Default shall continue to be restricted (for the purposes of illustration only and without limiting the generality of the foregoing, any prohibition on the making of any Restricted Payment when any Event of Default exists shall apply) and all rights and remedies available to the Agents and the Lenders other than those set forth in Section 9.01 shall be available.

(c) Limitations on Cure Right. Notwithstanding anything herein to the contrary, (i) the Cure Right may not be exercised more than once during the term of this Agreement, (ii) the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of calculation of Consolidated EBITDA for all other purposes (including, without limitation, determination of basket levels, pricing and any other item now or hereafter governed by reference to Consolidated EBITDA), and (iii) the aggregate Cure Amount from any exercise of the Cure Right shall not exceed $5,000,000 during the term of this Agreement.

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ARTICLE X

AGENTS

Section 10.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent, the Collateral Agent and the Origination Agent to perform the duties of each such Agent as set forth in this Agreement including, where applicable: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent's failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) upon receipt of funds from the Lenders, to make the Loans on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans. The Term A Lender identified as the Term A Agent shall not have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than those applicable to all Lenders or as otherwise expressly provided herein.

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Section 10.02 Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

Section 10.03 Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

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Section 10.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification. To the extent that any Agent is not reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders will, within five days of written demand by such Agent, reimburse and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent's gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06 Agents Individually. With respect to its Pro Rata Share of the Total Term Loan Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

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Section 10.07 Successor Agent.

(a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days' prior written notice to the Administrative Borrower and each Lender, provided that only five Business Days' prior written notice shall be required to the extent that an Affiliate or Related Fund of such Agent will succeed such Person as Agent. The Required Lenders may, upon ten (10) Business Days' notice to the Administrative Agent and/or the Collateral Agent, order the removal of the Administrative Agent and/or the Collateral Agent. Such resignation or removal shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below; provided, however, (i) any removal or resignation with respect to the Administrative Agent or the Collateral Agent will only be effective on the appointment of a successor to both the Administrative Agent and the Collateral Agent under this Agreement and the other Loan Documents, (ii) in the case of the replacement of the Administrative Agent, the Collateral Agent or the Origination Agent, if no Default or Event of Default shall have occurred and be continuing, such appointment shall be subject to the prior written consent of the Administrative Borrower (which consent shall not be unreasonably withheld, delayed or conditioned), and  (iii) no consent will be required if an Agent wishes to be replaced by an Affiliate or Related Fund of such Agent.

(b) Upon any such notice of resignation or removal, the Required Lenders shall appoint a successor Agent (subject to clauses (ii) and (iii) of Section 10.07(a)). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent's resignation hereunder as an Agent, the provisions of this ARTICLE X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

(c) In the case of a resignation, if a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agents shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of the other Agent (subject to clauses (ii) and (iii) of Section 10.07(a)), appoint a successor Agent as provided above.

Section 10.08 Collateral Matters.

(a) The Lenders hereby irrevocably authorize the Collateral Agent to, and promptly after the Administrative Borrower's written request and at the sole cost and expense of the Borrowers (and without recourse, representation or warranty of any kind) the Collateral Agent shall, release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans and all other Obligations in accordance with the terms hereof (other than Contingent Indemnification Obligations); or constituting property being sold or disposed of in the ordinary course of any Loan Party's business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(a).

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(b) Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(a)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(a). Upon receipt by the Collateral Agent of confirmation from the Lenders and/or the Required Lenders, as applicable, of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(c) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable Law or (D) any sale conducted pursuant to the provisions of the Bankruptcy Code (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(d) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders, if applicable, and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

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Section 10.09 Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code (or any other similar law), can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent's instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10 No Reliance on any Agent's Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. § 103.121, as hereafter amended or replaced ("CIP Regulations"), or any other Anti- Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11 Liability. Notwithstanding anything to the contrary in this Agreement, no Agent shall be required to take any action at the direction of the Required Lenders in connection with this Agreement or any obligation arising pursuant to this Agreement or any Security Document, if such Agent has not received a satisfactory indemnity or such other security it may require for any cost, loss or liability which it may incur in connection with complying with the instructions of the Required Lenders. No provision of this Agreement or any direction of the Required Lenders shall require any Agent to do anything which such Agent has reasonable grounds to believe may (i) be illegal or contrary to applicable law or regulation, or (ii) cause any Agent to expend or risk its own funds or otherwise incur any liability, if such Agent has reasonable grounds to believe that it will not receive the repayment of such funds or indemnity for it.

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Section 10.12 No Third Party Beneficiaries. The provisions of this Article X are solely for the benefit of the Agents and the Lenders, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions (except to the extent expressly set forth in Section 10.07 and 10.08).

Section 10.13 No Fiduciary Relationship. It is understood and agreed that the use of the term "agent" herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.14 Intercreditor Agreement. Each Lender hereby grants to the Collateral Agent all requisite authority to enter into or otherwise become bound by, and to perform its obligations and exercise its rights and remedies under and in accordance with the terms of, the Subordination Agreement (Peekay), and to bind the Lenders thereto by the Collateral Agent's entering into or otherwise becoming bound thereby, and no further consent or approval on the part of any Lender is or will be required in connection with the performance by the Collateral Agent of any such intercreditor agreement.

Section 10.15 Collateral Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise upon direction of the Required Lenders:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Agents and the Lenders (including any claim for the compensation, expenses, disbursements and advances of the Agents and the Lenders and their respective agents and counsel and all other amounts due the Agents and the Lenders hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Agent and each Lender to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Agents and the Lenders, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

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Section 10.16 Origination Agent as Affiliate. Each Lender acknowledges that certain funds and accounts managed by affiliates of Colbeck Capital Management, LLC ("Colbeck") now are and may hereafter be equityholders of the Parent (the "Affiliated Equityholders"), and the Affiliated Equityholders may exercise their rights as equityholders of the Loan Parties, in each case as though affiliates of Colbeck were not the Origination Agent or Lenders hereunder and without accounting to, or incurring any liability to, the Lenders as a result thereof. Notwithstanding the ownership of a portion of the issued and outstanding Equity Interests of the Parent, Colbeck and any funds or accounts managed by any Affiliate of Colbeck that are Lenders (collectively, "Colbeck Lenders") shall have the same rights and powers hereunder as any Lender with respect to their Commitments, the Loans made by the Colbeck Lenders and the other obligations owing hereunder to the Colbeck Lenders, and the Colbeck Lenders may exercise the same rights and powers as if such Affiliated Equityholders were not equityholders of the Parent. Colbeck's affiliates are executing the Financing Agreement solely in their capacities as Origination Agent and Lender and shall have no duties or responsibilities to the Lenders or any fiduciary responsibility to the Lenders, and no express or implied covenants, functions, responsibilities, duties, obligations or liabilities (for the performance by any Loan Party hereunder or otherwise) shall be read into the Financing Agreement or any other Loan Document or exist against Colbeck or any Colbeck Lender, by reason of the Affiliated Equityholders' ownership of a portion of the equity of the Parent. It is understood and agreed that Colbeck, its Related Funds and Affiliates (including, without limitation, the Origination Agent) may receive fees, Equity Interests and other compensation in connection with the arrangement of this Agreement and related Transactions that other Lenders are not receiving, and Colbeck, its Related Funds and Affiliates shall have no obligation to share such fees, Equity Interests and other compensation or account for such amounts and will not assume any additional duties or obligations to the Lenders by reason of the foregoing.

Section 10.17 Purchase Option.

(a) Without prejudice to the enforcement of the rights and remedies of the Term A Lenders under this Agreement or the other Loan Documents, at any time after (i) receipt by the Required Term B Lenders of written notice from the Required Term A Lenders of the intent of the Required Term A Lenders to accelerate the Loans following the occurrence of an Event of Default or to exercise secured creditor remedies, or to direct any Agent to do any of the foregoing (a "Remedies Notice"), (ii) the commencement of any Insolvency Proceeding in respect of any Loan Party, (iii) the occurrence of an Event of Default, or (iv) the Required Term A Lenders have not consented to or have withheld their consent to any proposed amendment, modification or waiver of this Agreement or any other Loan Document that has been approved in writing by the Required Term B Lenders but that has not been approved by the Required Term A Lenders, the Required Lenders or all Lenders, as the case may be (each a "Triggering Event"), the Term B Lenders shall have the option (but not the obligation) by delivery of irrevocable written notice to the Administrative Agent (a "Purchase Notice") to purchase from the Term A Lenders all (but not less than all) of the outstanding Term A Loans and to assume all (but not less than all) of the outstanding Term A Loan Commitments, provided that such purchase and sale will not conflict with any Law applicable to any Term A Lender. The Required Term A Lenders shall deliver to the Required Term B Lenders any Remedies Notice (A) in the absence of Exigent Circumstances, not less than five (5) Business Days prior to taking any actions described in (a)(i) above or (B) if Exigent Circumstances exist, as soon as practicable and in any event contemporaneously with the taking of such action.

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(b) If any Term B Lender sends to the Administrative Agent a Purchase Notice after the occurrence of a Triggering Event, the Agents and the Term A Lenders shall not accelerate the Loans or exercise any remedies. On the third Business Day after receipt by the Administrative Agent of the Purchase Notice (or on such earlier date after receipt by the Administrative Agent of the Purchase Notice as the Term A Lenders and Required Term B Lenders may agree), each Term A Lender shall sell to those Term B Lenders that have elected to purchase the Term A Loans and Term A Loan Commitments (the "Purchasing Lenders"), and the Purchasing Lenders shall purchase from each of the Term A Lenders, all (but not less than all) of the outstanding Term A Loans (together with all Equity Interests acquired by such Term A Lenders in connection with the Transactions, for no additional consideration) and shall assume all (but not less than all) of the outstanding Term A Loan Commitments. From and after the date of such purchase and sale, the Term A Lenders shall have no obligation under this Agreement or the other Loan Documents as lenders, it being understood that all of such obligations shall be assumed by the Purchasing Lenders.

(c) Upon the date of such purchase and sale, the Purchasing Lenders shall pay to the Administrative Agent for the benefit of the Term A Lenders an amount equal to the sum of (i) 100% of the then unpaid principal amount of all outstanding Term A Loans, together with interest accrued and unpaid thereon, including, without limitation, any paid-in-kind interest and any unpaid fees due and payable thereon (but excluding any Applicable Prepayment Premium and without any additional consideration for the Equity Interests acquired by the Term A Lenders in connection with the Transactions) plus (ii) all expenses of the Administrative Agent and the Term A Lenders to the extent earned or due and payable in accordance with this Agreement and the other Loan Documents (collectively, the "Purchase Price"). Upon the date of such purchase and sale, the Purchasing Lenders shall remit the Purchase Price by wire transfer of immediately available funds to such bank account as the Administrative Agent may designate in writing to the Purchasing Lenders for such purpose.

(d) Such purchase and sale shall be made pursuant to customary assignment documentation reasonably acceptable to the Term A Lenders and the Purchasing Lenders, but in any event shall be expressly made without representation or warranty of any kind by the Term A Lenders or otherwise and without recourse to the Term A Lenders, except for representations and warranties required to be made by the Term A Lenders in connection with assignments of loans pursuant to Section 12.07 (as in effect on the date hereof).

(e) If the Purchasing Lenders purchase the Term A Loans and assume the Term A Loan Commitments as provided in this Section 10.17, each of the Term A Lenders, each Agent and each Loan Party, by its acknowledgment hereof, agrees that it will execute any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable Law or which any Agent, the Term A Lenders or the Purchasing Lenders may reasonably request to effectuate the terms of this Section 10.17.

(f) Notwithstanding anything to the contrary set forth in this Agreement or in any other Loan Document, the Loan Parties acknowledge and agree that no such purchase by the Purchasing Lenders of the Term A Loans and assumption of the Term A Loan Commitments pursuant to this Section 10.17 shall limit or impair the obligations of the Loan Parties under this Agreement to indemnify the Term A Lenders in respect of acts, omissions, facts, events, conditions or circumstances existing or arising on or prior to the date on which the Term A Loans are so purchased and the Term A Loan Commitments are so assumed, all of which indemnification obligations shall survive the consummation of such purchase and assumption..

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Section 10.18 Classification. The Term B Lenders acknowledge and agree that the claims evidenced by the Term B Loans are not substantially similar to the claims evidenced by the Term A Loans as a result of, among other things, (a) differences in the rates and form of interest payable, (b) differences in the rights to payment (including, without limitation, priority of payment), and (c) differences in the right to direct the Administrative Agent and/or the Collateral Agent upon the occurrence of certain events, and that pursuant to section 1123(a) of the Bankruptcy Code the Term B Loans must be separately classified from the Term A Loans in any plan of reorganization proposed or adopted in an Insolvency Proceeding. The Term B Lenders further acknowledge and agree that they shall not seek in any Insolvency Proceeding to be treated as part of the same class of creditors as the Term A Lenders for voting, distribution or any other purpose, and shall not oppose any pleading or motion by the Borrowers, the Agents or the Term A Lenders providing or requesting that the Term A Lenders and the Term B Lenders be treated as separate classes of creditors. It is understood and agreed that (i) pursuant to Section 4.04(b) of this Agreement, after certain payments to the Agents and the payment of fees and indemnities to the Lenders, the Term A Lenders will receive the principal of and interest on the Term A Loans before the Term B Lenders receive payment of any portion of the principal of or interest on the Term B Loans, and (ii) in any Insolvency Proceeding the Term B Lenders will not vote for any plan of reorganization that provides for the issuance of consideration to the Term B Lenders unless either (A) such plan of reorganization provides for the payment in full, in cash, of the principal of and interest on the Term A Loans, (B) such consideration is in the form of equity securities (but only if the consideration distributed to the Term A Lenders is in the form of cash and/or debt instruments), (C) such consideration is in the form of debt instruments in a circumstance where the Term A Lenders are also distributed debt instruments, so long as such debt instruments contain a payment priority provision similar to Section 4.04(b) of this Agreement, or (D) the Term A Lenders, as a class, vote to accept such plan of reorganization.

ARTICLE XI

GUARANTY

Section 11.01 Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably (as primary obligors and not merely as sureties) guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding) fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents and the Lenders in enforcing any rights under the guaranty set forth in this ARTICLE XI. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Agents and the Lenders under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any bankruptcy, insolvency or other similar law.

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Section 11.02 Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents or the Lenders with respect thereto. Each Guarantor agrees that this ARTICLE XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this ARTICLE XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this ARTICLE XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Agent or any Lender;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents or the Lenders that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

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This ARTICLE XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 11.03 Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this ARTICLE XI and any requirement that the Agents or the Lenders exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Agent or any Lender to seek payment or recovery of any amounts owed under this ARTICLE XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Agent or any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor. Each Guarantor agrees that the Agents and the Lenders shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this ARTICLE XI, and acknowledges that this ARTICLE XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04 Continuing Guaranty; Assignments. This ARTICLE XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this ARTICLE XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents and the Lenders and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and its Loans) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

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Section 11.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this ARTICLE XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents and the Lenders against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agents and the Lenders and shall forthwith be paid to the Agents and the Lenders to be credited and applied to the Guaranteed Obligations and all other amounts payable under this ARTICLE XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this ARTICLE XI thereafter arising. If (i) any Guarantor shall make payment to the Agents and the Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Agents and the Lenders will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed (certified mail, postage prepaid and return receipt requested), telecopied, sent electronically or delivered by hand, Federal Express or other reputable overnight courier, at the following address:

(a) if to any Loan Party:	with a courtesy copy to:

Peekay Acquisition, LLC c/o GEM Ventures Ltd. 590 Madison Avenue, 27th Floor New York, NY 10022 Attention: Ellery Roberts Telephone: 212-582-3400 Telecopier: 212-937-2316 Email: eroberts@gemny.com	Jones Day 222 East 41st Street New York, NY 10017 Attention: Charles Bensinger, Esq. Telephone: 212-326-3797 Telecopier: 212-755-7306 Email: cnbensinger@jonesday.com

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(b) if to the Administrative Agent and/or the Collateral Agent:	with a copy to (which shall not constitute notice for purposes of this Agreement):

Cortland Capital Market Services LLC

225 W. Washington Street, 21st Floor

Chicago, Illinois 60606

Attention: Aslam Azeem

Telephone: 312-564-5084

Telecopier: 312-376-0751

Email: aslam.azeem@cortlandglobal.com

Kaye Scholer LLP 70 West Madison Chicago, Illinois 60602 Attention: Daniel J. Hartnett, Esq. Telephone: 312-583-2380 Telecopier: 312-583-2580 Email: Daniel.hartnett@kayescholer.com

Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Lawrence S. Goldberg, Esq. Telephone: 212-756-2000 Telecopier: 212-593-5955 Email: Lawrence.goldberg@srz.com

(c) if to the Origination Agent:	with a courtesy copy to:

CB Agency Services, LLC 888 Seventh Avenue, 40th Floor New York, New York 10106 Attention: Chief Operating Officer Telephone: 212-603-2800 Telecopier: 212-603-2801 Email: mbeyda@colbeckllc.com	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Lawrence S. Goldberg, Esq. Telephone: 212-756-2000 Telecopier: 212-593-5955 Email: Lawrence.goldberg@srz.com

(d) if to any Lender, to it at the address set forth in the administrative details delivered by such Lender or the Assignment and Acceptance executed by such Lender;

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed (certified mail, postage prepaid and return receipt requested), when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered by hand, Federal Express or other reputable overnight courier, upon delivery, except that notices to any Agent pursuant to ARTICLE II shall not be effective until received by such Agent.

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Section 12.02 Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Borrower and by the Required Lenders or the Administrative Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) change the Commitment of any Lender, reduce the principal of, or interest on (other than a waiver of any interest accruing at the Post-Default Rate), the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender, (iii) amend the definition of "ECF Deadline," "Excess Cash Flow Amount," "Available Cash on Hand," "Required Lenders," "Required Term A Loan Lenders," "Required Term B Loan Lenders" or "Pro Rata Share" without the written consent of each Lender, (iv) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release any Borrower or any Guarantor (other than in connection with a Disposition of all of the Equity Interests of such Guarantor that is permitted hereunder) without the written consent of each Lender, or (v) amend, modify or waive Section 4.04 or this Section 12.02 of this Agreement without the written consent of each Lender. Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended (A) to cure any ambiguity, mistake, omission, defect, or inconsistency with the consent of the Loan Parties and the Origination Agent, and (B) in accordance with Section 3.07 to incorporate the terms of any Incremental Term Loans with the written consent of the Loan Parties, the Agents and the Lenders providing such Incremental Term Loans. Notwithstanding any provision herein to the contrary, no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

(b) If any Lender requires payment of any amount pursuant to Sections 2.08 or 4.05 (such Lender a "Claiming Lender"), or any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender (the "Holdout Lender") fails to give its consent, authorization, or agreement, then the Origination Agent or the Required Lenders (with the consent of the Origination Agent), upon at least 5 Business Days prior irrevocable notice to the Holdout Lender or Claiming Lender, may permanently replace the Holdout Lender or Claiming Lender with one or more substitute Replacement Lenders, and the Holdout Lender or Claiming Lender, as the case may be, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Claiming Lender, as the case may be, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender or Claiming Lender, as the case may be, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Claiming Lender, as the case may be, being repaid its share of the outstanding Loans (together with accrued and unpaid interest thereon, including, without limitation, any paid-in-kind interest, but excluding any Applicable Prepayment Premium and without any additional consideration) without any premium or penalty of any kind whatsoever, which shall effect a sale and transfer of such Holdout Lender's or Claiming Lender’s outstanding Loans and all Equity Interests acquired by such Holdout Lender or Claiming Lender, as the case may be, in connection with the Transactions. If the Holdout Lender or Claiming Lender, as the case may be, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender or Claiming Lender, as the case may be, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout or Claiming Lender, as the case may be, Lender shall be made in accordance with the terms of Section 12.07(b). Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Claiming Lender, as the case may be, hereunder and under the other Loan Documents, the Holdout Lender or Claiming Lender, as the case may be, shall remain obligated to make its Pro Rata Share of Loans.

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Section 12.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04 Expenses; Taxes; Attorneys' Fees. The Borrowers will pay on demand, all costs and expenses (other than in respect of Taxes, which shall be governed solely by Section 2.08) incurred by or on behalf of each Agent (and, in the case of clauses (b) through (l) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and reasonable expenses of outside counsel for each Agent (and, in the case of clauses (b) through (l) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, to the extent arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents' or any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents' or the Lenders' claims against any Loan Party, or any and all matters in connection therewith (except to the extent such claim or action relates primarily to an Equity Document), (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect any of the Obligations from any Loan Party or to enforce any of the Loan Documents against any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any release of hazardous materials on, upon or into such property, (k) any work-out or restructuring of the Loans during the pendency of one or more Events of Default, or (l) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing; provided, however, that the Loan Parties shall not be obligated to reimburse an Agent or a Lender with respect to any matter described in clause (e) above to the extent such fees, costs, expenses, charges or other amounts were caused by the gross negligence or willful misconduct of such Agent or Lender, as determined by a final and nonappealable judgment of a court of competent jurisdiction. Without limitation of the foregoing or any other provision of any Loan Document: (i) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (ii) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers. The obligations of the Borrowers under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

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Section 12.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and permitted assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

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(b) Each Lender may, with the written consent of the Origination Agent (which consent shall not be unreasonably withheld or delayed), assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Commitment and any Term Loan made by it; provided, however, that (i) such assignment is in an amount which is at least $1,000,000 or a multiple of  $500,000 in excess thereof (or the remainder of such Lender's Commitment) (except such minimum amount may be waived by the Origination Agent and shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $1,000,000 or a multiple of $500,000 in excess thereof), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent and the Origination Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent, for the benefit of the Administrative Agent, a processing and recordation fee of $3,500 (together with a copy of such Assignment and Acceptance) (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender), (iii) no written consent of the Origination Agent shall be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender or by a Lender to a Lender, an Affiliate of any Lender or a Related Fund of any Lender, and (iv) no assignment shall be made to any Loan Party or any Affiliate of any Loan Party or any Competitor. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be after the delivery thereof of all required consents to the Administrative Agent, (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

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(d) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and acceptable to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the "Registered Loans"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower, the Lenders and the Origination Agent at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Origination Agent pursuant to Section 12.07(b) (which consent of the Origination Agent must be evidenced by the Origination Agent's execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register and provide to the Origination Agent a copy of the fully executed Assignment and Acceptance.

(f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

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(g) In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the "Participant Register"). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h) [intentionally omitted]

(i) Each Lender may sell participations to one or more banks or other entities (other than the Parent or any of its Subsidiaries or any Competitor) in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided that (i) such Lender's obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans (other than a waiver of any interest accruing at the Post-Default Rate) or the fees payable under this Agreement pursuant to Section 2.06, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08 and Section 4.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender except that such participant shall not be entitled to receive any greater payment under Section 2.08 with respect to such participation than its participating Lender would have been entitled to receive, other than to the extent such entitlement to receive such greater benefit results from a Change in Law that occurs after such participant acquired the participation; provided that such participant agrees to be subject to Sections 2.08, 4.05 and 12.02(b) as if it were a "Lender" thereunder; provided further that any participant claiming the benefits of Section 2.08 shall be required to comply with the requirements of said Section only at the time such participant is claiming the benefits of Section 2.08, it being understood that any U.S. federal withholding Tax imposed as a result of the failure to comply with Section 2.08(g) prior to the payment with respect to which such benefits are claimed shall be an Excluded Tax for this purpose.

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Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY HERETO IN ANY OTHER JURISDICTION. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH SUCH PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

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Section 12.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH PARTY HERETO CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH PARTY HERETO HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OTHER PARTY HERETO ENTERING INTO THIS AGREEMENT.

Section 12.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations, such Agent or such Lender shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or such Lender.

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Section 12.15 Indemnification; Limitation of Liability for Certain Damages.

(a) In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent and each Lender and all of their respective Affiliates, officers, directors, members, managers, employees, attorneys, consultants and agents (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement (excluding, however, the transactions provided for in any Equity Document to which a Lender or any of its Affiliates is a party), (ii) any Agent's or any Lender's furnishing of funds to the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) any matter relating to any of the transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents (excluding, however, any matter provided for in any Equity Document to which a Lender or any of its Affiliates is a party), or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final and nonappealable judgment of a court of competent jurisdiction, or (b) for any Indemnified Matter caused by a material breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment of a court of competent jurisdiction in its favor on such claim. This Section shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it violates any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable Law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c) No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

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(d) The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16 Peekay Acquisition as Agent for Borrowers. Each Borrower hereby irrevocably appoints Peekay Acquisition as the borrowing agent and attorney-in- fact for the Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Agents and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of the Borrowers as herein provided, (b) the Agents and the Lenders relying on any instructions of the Administrative Borrower or (c) any other action taken by an Agent or any Lender hereunder or under the other Loan Documents.

Section 12.17 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the fees set forth in the Fee Letter, the Applicable Prepayment Premium and the Underwriting Fee, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

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Section 12.18 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Origination Agent, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and permitted assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.19 Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under Laws applicable to it (including the Laws of the United States of America and the State of New York or any other jurisdiction whose Laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable Law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable Law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable Law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.19 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.19.

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For purposes of this Section 12.19, the term "applicable Law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including Laws of the State of New York and, to the extent controlling, Laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.20 Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents (and in any case which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information or in breach of this Section 12.20 or provisions similar in substance herein), provided that nothing herein shall limit the disclosure of any such information (i) in response to any order of any court or other Governmental Authority (including by subpoena or similar legal process), to the extent required by any applicable Law or as otherwise requested by any Governmental Authority, (ii) to counsel for any Agent or any Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section), (iii) to examiners, auditors, accountants or Securitization Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section), (iv) in connection with the exercise or enforcement of any rights or remedies hereunder or any other Loan Document or any action, suit or proceeding relating to this Agreement or any other Loan Document or any transaction or matter related hereto or thereto, (v) if required to do so in connection with any other action, suit or similar proceeding (provided that, to the extent permitted by applicable law, such Agent or Lender will provide the Administrative Borrower with reasonable notice of such disclosure and shall consult with the Administrative Borrower with respect thereto) or (vi) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.20.

Section 12.21 Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable Law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure) or in connection with the exercise or enforcement of any rights or remedies hereunder or any other Loan Document or any action, suit or proceeding relating to this Agreement or any other Loan Document or any transaction or matter related hereto or thereto. Each Loan Party, each Agent and each Lender agrees that no such party may advertise the closing of the transactions contemplated by this Agreement or make announcements of the financial arrangements entered into among the parties hereto.

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Section 12.22 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.23 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrowers, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrowers in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

Section 12.24 OID LEGEND. THE TERM LOANS HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THE TERM LOANS MAY BE OBTAINED BY WRITING TO THE ADMINISTRATIVE BORROWER AT THE ADDRESS SET FORTH IN SECTION 12.01.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date tirst above written.

BORROWERS:

PEEKAY ACQUISITION, LLC PEEKAY SPA, LLC PEEKAY,INC. CONREY, INC. ZJ GIFTS I-1, L.L.C. ZJ GIFTS M-1, L.L.C. ZJ GIFTS M-2, L.L.C. ZJ GIFTS M-3, L.L.C.

By:
Name:	Ellery Roberts
Title:	President and Treasurer

Financing Agreement

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GUARANTORS:

CHRISTALS ACQUISITION, LLC

By:
Name:	Michael Rhind
Title:	Chief Financial Ofticer

Financing Agreement

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ZJ GIFTS F-2, L.L.C. ZJ GIFTS F-3, L.L.C. ZJ GIFTS F-4, L.L.C. ZJ GIFTS F-5, L.L.C. ZJ GIFTS F-6, L.L.C. CONDOM REVOLUTION, INC. CHARTER SMITH SANHUEZA RETAIL, INC.

By:
Name:	Ellery Roberts
Title:	President and Treasurer

Financing Agreement

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